Commission File Number 333-31373
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                           FORM SB-2/A
                    REGISTRATION STATEMENT
                 Under The Securities Act of 1933

                   CASINOVATIONS INCORPORATED

  Washington	                                            91-1696010
(State or other	     (Primary Standard Industrial	     (I.R.S. Employer
jurisdictions	        Classification Code Number)   Identification
Number)
of incorporation
or organization)
                        3909 South Maryland Parkway
                               Suite 311
                        Las Vegas, Nevada 89119
                         Telephone:  702-733-7195
                         Facsimile:  702-733-7197
       (Address and telephone number of registrant's principal executive offices and principal place of business.)

                                 Jay L. King
                    3909 South Maryland Parkway
                               Suite 311
                        Las Vegas, Nevada 89119
                         Telephone:  702-733-7195
                         Facsimile:  702-733-7197
       (Name, address and telephone number of agent for service.)

                           with copies to:
                           Jody M. Walker
                           Attorney At Law
                        7841 South Garfield Way
                       Littleton, Colorado 80122

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
of 1933, check the following box:   | x |

              CALCULATION OF REGISTRATION FEE
Title of each      Proposed          Proposed         Amount of
class of        Amount to be         offering         aggregate       registration
securities        registered         price          offering price        fee
Common Stock
 $.001 par value    200,000	         $3.50	              $700,000       $218.75
Common Stock<F1>  2,119,041          $3.50             $7,416,644     $2,317.70
Common Stock<F2>    200,000          $4.00               $800,000       $250.00
Common Stock<F3>    200,000          $6.00             $1,200,000       $375.00
Common Stock<F4>    250,000          $8.00             $2,000,000       $625.00
Common Stock<F5>    100,000          $1.50               $150,000        $46.88

Total             3,069,041                           $12,266,644     $3,833.33

[FN]
<F1>Represents Common Stock to be registered on behalf of Selling
Shareholders.
<F2>Represents Common Stock underlying the A Warrants to be registered  on behalf of Selling Shareholders.
<F3>Represents Common Stock underlying the B Warrants to be registered on behalf of Selling Shareholders.
<F4>Represents Common Stock underlying the C Warrants to be registered on behalf of Selling Shareholders.
<F5>Represents Common Stock underlying the D Warrants to be registered on behalf of Selling Shareholders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

              PRELIMINARY PROSPECTUS DATED OCTOBER 29, 1997
                        SUBJECT TO COMPLETION


                  Up to a Maximum of 200,000 Common Shares
            2,119,041 Common Shares on behalf of Selling Shareholders
                200,000 Common Shares underlying the A Warrants 200,000 Common Shares underlying the B Warrants 250,000 Common Shares underlying the C Warrants
               100,000 Common Shares underlying the D Warrants

                     CASINOVATIONS INCORPORATED
                           Common Stock
                         ($.001 Par Value)

The Company is offering up to a maximum of 200,000 Common Shares at the purchase price of $3.50 per Common Share. There is no minimum investment amount. The Company is registering 2,119,041 common shares on behalf of its
selling security holders.   The Company is registering the stock underlying
its A, B, C and D Warrants on behalf of its selling security holders.   The A
Warrants are exercisable into one common share at the purchase price of
$4.00.   The A Warrants shall be exercisable for a period of four years from
July, 1996 and shall be redeemable by the Company at $.001 per A Warrant upon thirty days notice. The B Warrants are exercisable into one common share at
the purchase price of $6.00.   The B Warrants shall be exercisable for a
period of four years from July, 1996 and shall be redeemable by the Company at $.001 per B Warrant upon thirty days notice. The C Warrants are
exercisable into one common share at the purchase price of $8.00.   The C
Warrants shall be exercisable for a period of four years from July, 1996 and shall be redeemable by the Company at $.001 per C Warrant upon thirty days notice. The D Warrants are exercisable into one common share at the purchase
price of $1.50.   The D Warrants shall be exercisable for a period of two
years from January 31, 1997 and shall be redeemable by the Company at $.001 per D Warrant upon thirty days notice.

The 2,119,041 common shares being registered on behalf of selling security holders consist of 513,511 Common Shares on behalf of the Company's officers, directors and affiliates, 1,211,516 Common Shares on behalf of shareholders who purchased in a previous private placement and 294,014 Common Shares to
other unaffiliated shareholders.   See "Selling Security Holders". Prior to
the date hereof, there has been no trading market for the Common Stock of the
company.   There can be no assurance that the Common Stock will ever be quoted, that an active trading and/or a liquid market will ever develop or, if developed, that it will be maintained.

THERE ARE MATERIAL RISKS IN CONNECTION WITH THE PURCHASE OF THE SECURITIES. SEE RISK FACTORS, PAGE 8.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Information contained herein is subject to completion or amendment.   A
registration statement relating to these securities has been filed with the
Securities and Exchange Commission.   These securities may not be sold
nor may offers to buy be accepted prior to the time the registration
statement becomes effective.   This prospectus shall not constitute an offer
to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

The Company is engaged in the manufacture and marketing of certain gaming products and concepts.

                                    Price to                      Proceeds to
                                     Public       Commissions       Company

Per Common Share	                   3.50            $.35             $3.15
Maximum Offering<F1><F2>	       $700,000         $70,000          $630,000

                         (Footnotes on following page)

               The date of the Prospectus is October 29, 1997

[FN]
<F1>The Common Shares are being offered on a "direct participation" basis by the Company (employees, officers and directors) and possibly selected broker-dealers. No sales commission will be paid for Common Shares sold by the Company. Selected broker-dealers shall receive a sales commission of up to 10% for any Common Shares sold by them. The Company reserves the right to withdraw, cancel or reject an offer in whole or in part. See "TERMS OF THE OFFERING - Plan of Distribution and Offering Period."

This Offering will terminate on or before January 31, 1998. In the Company's sole discretion, the offering of Common Shares may be extended for up to three Thirty day periods, but in no event later than April 30, 1998.

There is no minimum offering amount and no escrow account. Proceeds of this Offering are to be deposited directly into the operating account of the Company. See "TERMS OF THE OFFERING - Plan of Distribution."

<F2>The amount as shown in the preceding table does not reflect the deductions of (1) general expenses payable by the Company; and (2) fees payable in connection with legal and accounting expenses incurred in this Offering. These expenses are estimated to be $41,919.53 if the total offering amount is obtained. The selling shareholders will not pay any of the expenses associated with this offering.


                   REPORTS TO SECURITY HOLDERS

Although the Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information with the Securities and Exchange Commission, the Company has not yet filed any reports with the Securities and Exchange Commission. The reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World
Trade Center, New York, New York 10048.   Copies of such material can
be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

The Company will furnish to shareholders: (i) an annual report containing financial information examined and reported upon by its certified public accountants; (ii) unaudited financial statements for each of the first three quarters of the fiscal year; and (iii) additional information concerning the business and operations of the Company deemed appropriate by the Board of Directors.

               EXHIBITS INCORPORATED BY REFERENCE

The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, New York, New York 10048.

The Company will voluntarily file periodic reports in the event its obligation to file such reports is suspended under Section 15(d) of the Exchange Act.

The Company will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus.
Requests for copies of said documents should be directed to Jay L. King, 3909 South Maryland Parkway, Suite 311, Las Vegas, Nevada 89119.

The Commission maintains a Web site -- //www.sec.gov -- that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

UNTIL _____ , 1997 (90 DAYS AFTER THE DATE OF THE PROSPECTUS), ALL PERSONS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF SUCH PERSONS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD
ALLOTMENTS OR SUBSCRIPTIONS.

NO DEALER, SALESMAN, AGENT OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR THE UNDERWRITER, IF AN UNDERWRITER ASSISTS IN THE SALE OF THE SECURITIES.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE TO ANY PERSON IN ANY STATE, TERRITORY OR POSSESSION OF THE UNITED STATES IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED BY THE LAWS THEREOF, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

            	TABLE OF CONTENTS

PROSPECTUS SUMMARY	                                    7
RISK FACTORS	                                          8
SELLING SECURITY HOLDERS	                             12
SOURCE AND USE OF PROCEEDS	                           16
DILUTION	                                             16
THE COMPANY	                                          17
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION	                             22
MANAGEMENT	                                           24
CERTAIN TRANSACTIONS	                                 27
PRINCIPAL SHAREHOLDERS	                               30
SHARES ELIGIBLE FOR FUTURE SALE	                      34
MARKET FOR REGISTRANT'S COMMON EQUITY	                34
TERMS OF THE OFFERING	                                35
DESCRIPTION OF SECURITIES	                            36
LEGAL MATTERS	                                        37
LEGAL PROCEEDINGS	                                    37
EXPERTS	                                              37
INTERESTS OF NAMED EXPERTS AND COUNSEL	               37

                        	PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, financial statements and notes to the financial statements including the notes thereto appearing elsewhere in this Prospectus.

The Company.   The Company was incorporated in the state of Washington on
September 20, 1995.   The Company's operations are the development and
marketing of certain gaming products and concepts invented and developed by the Sines-Forte General Partnership ("Sines-Forte") of which Steve Forte, a Director of the Company and Randy Sines, former Vice President of the Company are general partners. The Company is authorized to issue a total of 20,000,000 shares of its capital stock (Common Shares), par value per share of $.001.

The Company has four products that are completed or are near completion. First, the Random Ejection Shuffler, which can shuffle automatically up to six decks of playing cards in random order. There have been five proto
types built and tested.   The first production run is complete and parts have
been ordered for the second, much larger run.   Second, the Company has five
pre-production units of the Fantasy 21 Table Game which were assembled on October 13, 1997 and are being used for sales demonstrations and field
testing.   Parts for the production run of Fantasy 21 Table Game have been ordered. Third, the Safety Peek Card, a new type of casino playing card, is already in use and is under distribution agreements with selected
playing cards distributor.    Fourth is the SecureDrop Coin Box system.
This product was not developed internally by the Company, but has been exclusively licensed from an outside developer in an agreement dated October
10, 1997.   The SecureDrop is in advanced development stages, with one
working prototype available.   Based on information from the developer, the
Company expects to receive initial production units of the SecureDrop around January 1, 1998.


The Company intends to sell or lease its products to the world-wide gaming industry directly, through distributors or subcontracts with non-affiliated
manufacturers.   The Company is in the process of negotiating distribution
and marketing arrangements for its products, but has no significant history of operations and no profits.

The Company's principal offices are located at 3909 South Maryland Parkway,
Suite 311, Las Vegas, Nevada 89119.   Its telephone number at such address is
(702) 733-7195.


The Offering.                                The Company hereby offers
                                             up to 200,000 Common Shares
                                             at $3.50 per Common Share.


Common Shares outstanding
prior to Public Offering                     5,740,640

Common Shares to be outstanding
after Offering                               5,940,640

Percent of Common Shares owned by
current shareholders after Maximum
Offering                                     96.63%

Gross Proceeds After Maximum Offering        $700,000

Use of Proceeds.                             The Company intends to utilize
                                             the sale of its Common Shares
                                             for working capital.  Thirty
                                             Five percent (35%) of all
                                             proceeds received will be used
                                             to pay down a $250,000
                                             promissory note between the
                                             Company and Richard Huson,
                                             a principal shareholder of the
                                             Company.  See "Source and Use of
                                             Proceeds."

                                             This Prospectus also relates to
                                             securities being registered on
                                             behalf of selling security
                                             holders and the Company will not
                                             receive any cash or other
                                             proceeds from the sale.  Any
                                             proceeds received from the
                                             subsequent exercise of the A, B,
                                             C or D Warrants shall be used as
                                             working capital, to pay down the
                                             promissory note with Mr. Huson,
                                             if needed and to expand
                                             operations.  See "Source and Use
                                             of Proceeds."


MARKET FOR COMMON STOCK
AND WARRANTS.                                Prior to the date hereof, there
                                             has been no trading market for
                                             the Common Stock or Warrants of
                                             the Company.  The Company has
                                             agreed to use its best efforts
                                             to apply for the quotation of
                                             its Common Stock on the
                                             Electronic Bulletin Board.

                                             There can be no assurance that
                                             the Common Stock will be quoted,
                                             that an active trading and/or a
                                             liquid market will develop or,
                                             if developed, that it will be
                                             maintained.   See "Risk Factors"
                                             and "Market Listing."



RESALES BY SELLING
SHAREHOLDERS.                                This Prospectus relates to
                                             common Shares being registered
                                             on behalf of selling security
                                             holders. The Company will not
                                             receive any cash or other
                                             proceeds in connection with the
                                             subsequent sale. Current
                                             officers and directors do not
                                             plan on selling their Common
                                             Shares until the Company's offer
                                             is fully subscribed.   The
                                             Company is not selling any
                                             Common Shares on behalf of
                                             Selling Shareholders and has no
                                             control or affect on these
                                             Selling Shareholders.  See
                                             "Selling shareholders."

RISK FACTORS                                 There are material risks, such
                                             as uncertainty of future
                                             financial results, liquidity
                                             dependent on additional capital
                                             and debt financing and risks
                                             related to the gaming industry,
                                             in connection with the purchase
                                             of the securities. See "Risk
                                             Factors."

Absence of Dividends; Dividend Policy        The Company does not currently
                                             intend to pay regular cash
                                             dividends on its Common Stock;
                                             such policy will be reviewed by
                                             the Company's Board of Directors
                                             from time to time in light of,
                                             among other things, the
                                             Company's earnings and financial
                                             position. The Company does not
                                             anticipate paying dividends on
                                             its Common Stock in the
                                             foreseeable future. See "Risk
                                             Factors."

Transfer Agent                               The Company acts as its own
                                             transfer agent for the Company's
                                             securities.


                               RISK FACTORS

In analyzing this offering, prospective investors should read this entire Prospectus and carefully consider, among other things, the following Risk
Factors:

No Established Business/No Independent Market Research of Potential Demand
for Current Operations.   The Company is in the development stage and has
only recently commenced formal efforts to manufacture and market its gaming devices. No independent organization has conducted market research providing management with independent assurance from which to estimate potential demand for the Company's business operations. Even in the event a market demand is independently identified, there is no assurance the Company will be successful. See "BUSINESS ACTIVITIES."

Regulation.   The gaming industry is a highly regulated industry and is
subject to numerous statutes, rules and regulations administered by the gaming commissions or similar regulatory authorities of each jurisdiction. Generally, the Company and other entities which seek to introduce gaming products or concepts into such jurisdictions may be required to submit applications relating to their activities or products (including detailed background information concerning controlling persons within their
organization) which are then reviewed for approval.   The Company may incur
significant expenses in seeking to obtain licenses for its gaming products and concepts, and no assurance can be given that its products will be
approved in any particular jurisdiction.   A failure to obtain such approval
in any jurisdiction in which the Company may seek to introduce its products or concepts, could have a material adverse effect on the Company's business.

Newly Formed Corporation; Lack of Operating Results.   The Company was formed
in September of 1995, and its activities have been limited to product development, analyzing the gaming industry, consulting with persons in the industry, negotiating agreements with Sines-Forte and Sharps International Limited Partnership ("Sharps"), negotiating interim financing arrangements and developing and consummating the plan of reorganization with Sharps.

Sines-Forte and Sharps are or were owned or controlled by persons who are also directors, executive officers and principal shareholders of the Company. Sharps has been dissolved. The Company is still in the development stage. Higher than normal operating expenses will in all likelihood be incurred during initial operations.

Additional Financing May be Required.   Even if all of the 200,000 Common
Shares offered hereby are sold, the funds available to the Company may not be adequate for its business activities. Accordingly, the ultimate success of the Company may depend upon its ability to raise additional capital or to have other parties bear a portion of the required costs to further develop or exploit its business activities. Currently, the Company is seeking additional debt or equity financing, however, there can be no assurance that any additional financing can be obtained. See "USE OF PROCEEDS" AND "BUSINESS ACTIVITIES."

Risks Attributable to a Direct Participation, Self-Underwritten Offering. This offering is being offered on a direct participation, self-underwritten basis. As a result, due to the absence of an underwriter, there may be less due diligence performed in conjunction with this offering than would be performed in an underwritten offering.

Potential Adverse Impact of Sale of Shares by Selling Shareholders.   Sales
by selling shareholders may have an adverse impact on the Company's primary
offering of securities at $3.50 per share.   The current officers and
directors do not plan on selling their registered Common Shares until the Company's offer is fully subscribed. However, the Company is not selling any Common Shares on behalf of the other Selling Shareholders and has not control over or affect on these Selling Shareholders.

Influence on Election of Directors and All Other Matters by Current Officers
and Directors.   After the offering, the officers and directors of the
Company will own 31.56% of the outstanding common shares. As a result, the officers and directors of the Company, through their aggregate ownership in the securities of the Company may be able to influence the election of directors and all other matters submitted to a vote of the Company's shareholders.

Uncertainty of Market for Company's Products.   The Company's products are
still in the development status and, as such, the market for these products is uncertain.


Future Sales of and Market for the Common Shares.    Upon completion of the
offering there shall be 5,940,640 Common Shares outstanding. This does not include any Common Shares which shall be issued upon conversion of the A, B, C or D Warrants, 75,000 Common Shares reserved for issuance pursuant to loan conversion options, 593,000 shares reserved pursuant to outstanding options for issuance to key employees and others. If the maximum number of Common Shares are sold, 3,721,599 of the Common Shares to be outstanding will be considered "restricted securities" as that term is defined in Rule 144 adopted under the United States Securities Act of 1933, as amended and in the future may be sold only in compliance with the resale provisions set forth therein. Rule 144 provides, in essence, that persons holding restricted securities for a period of one years may sell in brokerage transactions an amount equal to one percent of the Company's securities or outstanding Common Shares every three months. Additionally, if persons hold restricted securities for two years, there are virtually no resale limitations. Hence, the possibility of sale under Rule 144 may in the future have a depressive effect on the price of the Company's Common Shares in any market which may develop.


Conflicts of Interest.   Officers and directors of the Company are
participating as selling shareholders in this offering while the Company undertakes its primary offering by its officers and directors. Additionally, some of the directors of the Company are currently principals of other
businesses.   As a result, conflicts of interest may arise. The directors shall immediately notify the other directors of any possible conflict which
may arise due to their involvement with other businesses.   The interested
directors in any conflict shall refrain from voting on any matter in which a
conflict of interest has arisen.    The Company has adopted a policy that any
transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms which are fair and reasonable to the Company and approved by a majority of the disinterested directors of the Company's Board of Directors.

For further discussion see "Management - Conflicts of Interest Policy." There can be no assurance that such other activities will not interfere with the officers' and directors' ability to discharge their obligation herein.

Possible Affect on Company's Ability to Obtain Approval for the Licensing of the Company Due to Actions of Director of the Company. Steven L. Forte, a consultant to and director of the Company, was convicted of a gambling-related third degree felony in New Jersey in 1990, and in 1982 pled guilty to a misdemeanor trespass charge arising from a gambling related charge
emanating from Harrah's Casino in Reno, Nevada.   Such convictions could
affect the Company's ability to obtain approval for the licensing of the Company, if required, in any number of prospective jurisdictions.


Benefit to Management.    The Company may, in the future, compensate the
Company's management with substantial salaries and other benefits.   The
payment of future larger salaries, commissions and the costs of these benefits may be a burden on the Company and may be a factor in limiting or preventing the Company from achieving profitable operations in the future. However, the Company would not continue to compensate management with such substantial salaries and other benefits under circumstances where to do so would have a material negative effect on the Company's financial condition. See "MANAGEMENT - Remuneration."

No Diversification.    The Company intends to manufacture and market certain
gaming products and concepts.   Therefore, the Company's financial viability
will depend almost exclusively on its ability to generate revenues from its operations and the Company will not have the benefit of reducing its financial risks by relying on revenues derived from other operations.

Dilution.    Purchase of the Common Shares offered hereby will incur
immediate dilution of $3.44 or 98.29% in the net tangible book value of their
investment.   This does not include any of the Common Shares to be issued upon exercise of the A, B, C and D Warrants. The Company has 75,000 Common Shares reserved for issuance pursuant to loan conversion options or 593,000 shares reserved for issuance pursuant to outstanding options and commitments
to key employees and others.   The Company may issue additional shares in
private business transactions and may pursue a public offering in the future
to complete its business plan.   Any sales under Rule 144 after the
applicable holding period may have a depressive effect upon the market price of the Company's Common Shares and investors in this offering upon
conversion.   As a result, the investors in this Offering may experience substantial dilution.  See "DILUTION" and "CAPITALIZATION."

Investors May Bear Risk of Loss.   The capital required by the Company to
acquire assets needed for its proposed operations is being sought from the
proceeds of this Offering.   Therefore, investors of this Offering may bear
most of the risk of the Company's expansion of operations.   Conversely,
management stands to realize benefits from the payment of salaries, expenses and receipt of stock options regardless of the profitability of the Company.

Financial Condition. Although the officers of the Company anticipate that the Company will have adequate funds to pay all of its operating expenses assuming the expansion and promotion of the Company's operations, there can be no assurance that this will in fact occur or that the Company can be operated in a profitable manner. Profitability depends upon many factors, including the success of this Offering and the success of the Company's operations.

Competition. There is significant competition in the gaming industry. The Company competes with established companies and other entities (many of which
possess substantially greater resources than the Company).   Almost all of
the companies with which the Company competes are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than the Company now has, or will
have in the foreseeable future.   It is also likely that other competitors
will emerge in the near future. There is no assurance that the Company will continue to compete successfully with other established gaming product Manufacturers. The Company shall compete on the basis of quality and price. Inability to compete successfully might result in increased costs, reduced
yields and additional risks to the investors herein.   See "The Company -
Competition."

Forward-Looking Statements and Associated Risk.   This Prospectus, including
the information incorporated herein by reference, contains forward-looking statements including statements regarding, among other items, the Company's growth strategies, and anticipated trends in the Company's business and
demographics.   These forward-looking statements are based largely on the
Company's expectations and are subject to a number of risks and
uncertainties, certain of which are beyond the Company's control.   Actual
results could differ materially from these forward-looking statements as a result of the factors described in this section "Risk Factors," including
among others, regulatory or economic influences.   In light of these risks
and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will be accurate.

Arbitrary Offering Price. The initial offering price of $3.50 per Common Share has been arbitrarily determined by the Company based upon such factors as the objectives of the Company, the proceeds to be raised by the Offering and the percentage of ownership to be held by the purchasers thereof. Having established that the total gross proceeds of the maximum offering would be $350,000, the actual price of $3.50 per Common Share was thereupon determined by the Company and accordingly bears no relationship whatsoever to assets, earnings, book value or any other objective standard of worth. See "DILUTION."

Lack of Dividends. There can be no assurance that the operations of the Company will become profitable. At the present time, the Company intends to use any earnings which may be generated to finance the growth of the Company's business. See "DESCRIPTION OF SECURITIES".


Dependence on Key Individuals. The future success of the Company is highly dependent upon the management skills of its key employees and the Company's ability to attract and retain qualified key employees. The inability to obtain and employ these individuals would have a serious effect upon the business of the Company. The Company has entered into definitive employment agreements with Jay King and Randy Sines. Mr. Steven Forte has entered into
a personal services agreement with the Company.   Mr. Sines has
recently resigned from the Company and will continue on a consultant basis. There can be no assurance that the Company will be successful in retaining its two remaining key employees or that it can attract or retain additional
skill personnel required.   The Company has not obtained any key man life


Vulnerability to Fluctuations in the Economy.   Demand for the Company's
products is dependent on, among other things, general economic conditions which are cyclical in nature. Prolonged recessionary periods may be damaging to the Company.

"Penny" Stock Regulation of Broker-Dealer Sales of Company Securities. The Company intends to list its Common Shares, at least initially, on the OTC Bulletin Board and on NASDAQ Small Cap Market upon meeting the requirements for a NASDAQ listing, if ever. Upon completion of this offering, the Company
will not meet the requirements for a NASDAQ Small Cap Market listing.   The
OTC Bulletin Board has no quantitative written standards and is not connected
with the NASD.    Until the Company obtains a listing on the NASDAQ Small Cap
Market, if ever, the Company's securities may be covered by a Rule 15g-9 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must furnish to all investors in penny stocks, a risk disclosure document required by Rule 15g-9 of the Securities Exchange Act of 1934, make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in penny stock, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in penny stock are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in penny stock; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated
copy of the written statement.   A penny stock means any equity security
other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system;
(iii) that has a price of five dollars or more or . . . . (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this
Offering to sell their shares in the secondary market.   See "Market for
Registrant's Common Equity and Related Stockholder Matters - Broker-Dealer Sales of Company's Securities."

                SELLING SECURITY HOLDERS

The Company shall register pursuant to this prospectus 2,119,041 Common Shares currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the Common Shares being registered on behalf of the selling shareholders.

Name and Amount             Total Number  % Owned     Number of     % Owned
Being Registered               Owned      Prior to   Shares Owned    After
                             Currently    Offering  After Offering  Offering
Stacy Haskins - 15,478       15,478        .27%            0            0%
Martin Petri - 15,478        15,478        .27%            0            0%
Michael Szeremeta -15,477    15,477        .27%            0            0%
Glen (Tom) Pickell<F1> - 700  7,000        .12%        6,300          .11%
Sines-Forte Partnership<F2>
      126,190             1,261,900      22.78%    1,135,710        19.78%
Cheryl Forte - 25,461<F3>   254,610       4.52%      229,149         3.99%
Cheryl & Steve Forte
    - 4,512<F4>              45,122        .80%       40,610          .71%
Richard S. Huson
  - 312,229               2,322,285      38.71%    2,010,056        34.41%
Leonard A. Hale - 15,478     15,478        .27%            0            0%
David A. Krise - 91,910      91,910       1.63%            0            0%
Norman G. Kelln<F5>
   - 11,362                 113,628       2.01%      102,266         1.78%
John F. Curran - 10,193      10,193        .18%            0            0%
Randy D. Sines<F6>
  - 25,461                  254,610       4.51%      229,149         3.99%
David E. Sampson<F7>-4,096   40,955        .73%       36,859          .64%
Jay Willoughby - 50,000      50,000        .89%            0            0%
David Goldsmith - 50,000     50,000        .89%            0            0%
C. Culver Smith - 30,000     30,000        .53%            0            0%
Don Ludwick - 20,000         20,000        .35%            0            0%
William Martin - 10,000      10,000        .18%            0            0%
Adam Chase - 10,000          10,000        .18%            0            0%
Adam W. Jaslow - 30,000      30,000        .53%            0            0%
Jennifer L. Jaslow-50,000    50,000        .89%            0            0%
Jennifer L. Jaslow Trust
    - 50,000                 50,000        .89%            0            0%
John Horstmann - 6,000        6,000        .11%            0            0%
Richard S. Jaslow, IRA
   - 100,000                100,000       1.77%            0            0%
Lori K. Jaslow Trust
   - 20,000                  20,000        .35%            0            0%
Adam Jaslow Trust - 70,000   70,000       1.24%            0            0%
John Plati - 20,000          20,000        .35%            0            0%
Doris Ljubicich - 3,400       3,400        .06%            0            0%
Joseph Hroncich - 3,000       3,000        .05%            0            0%
John S. Cole - 3,000          3,000        .05%            0            0%
Vito Bavaro - 3,000           3,000        .05%            0            0%
Lori K. Jaslow, Trust
   - 80,000                  80,000       1.42%            0            0%
Kevo Plumbing & Heating
   - 10,000                  10,000        .18%            0            0%
Tami L. Dirienzo - 6,000      6,000        .11%            0            0%
Peter Jankowski - 10,000     10,000        .18%            0            0%
Renaldo C. Forcellati - 3,000 3,000        .05%            0            0%
Frank Stein - 3,000           3,000        .05%            0            0%
Joan Carranza - 3,000         3,000        .05%            0            0%
Joseph Criscione Sr. - 3,000  3,000        .05%            0            0%
Paul M. Reichenberg - 6,000   6,000        .11%            0            0%
Kathleen M. Mahaffey - 3,000  3,000        .05%            0            0%
Balieri Associates - 3,000    3,000        .05%            0            0%
William S. Dean - 6,000       6,000        .11%            0            0%
Pratt, Wylce & Lords
   - 29,100                  29,100        .52%            0            0%
Clinton Clark - 60,900       60,900       1.89%            0            0%
Victor & Lana Woinski
   - 3,000                    3,000        .05%            0            0%
James J. & Sheila Criscione
    - 3,000                   3,000        .05%            0            0%
Catherine O'Connell - 3,400   3,400        .06%            0            0%
Joseph & Ida Dellaroba
   - 3,000                    3,000        .05%            0            0%
Mark R. Alleman - 3,000       3,000        .05%            0            0%
William Megnin - 3,400        3,400        .05%            0            0%
James P. Rose - 3,000         3,000        .05%            0            0%
Mark Megnin - 3,000           3,000        .05%            0            0%
Daniel Morgan & Sara
   Andelina - 3,010           3,010        .05%            0            0%
Richard P. Keshishian - 3,000 3,000        .05%            0            0%
Robert Jouas - 4,000          4,000        .07%            0            0%
David E. & Margaret Winkelman
    - 3,000                   3,000        .05%            0            0%
Carl & Birte Mainardi - 3,400 3,400        .06%            0            0%


Mark Megnin & Helen Connor
    - 3,400                   3,400        .06%            0            0%
Paul S. & Renee Spiegler
   - 6,500                    6,500        .12%            0            0%
Diana Forcellati - 3,000      3,000        .05%            0            0%
Richard Napolitano - 3,000    3,000        .05%            0            0%
Gaming Venture Corp.
   - 200,000                200,000       3.55%            0            0%
Jeremy B. & W. Stern
   - 10,000                  10,000        .18%            0            0%
Aldo R. Beretta 1993
  Family Trust - 10,000      10,000        .18%            0            0%
Dr. David Adelberg - 10,000  10,000        .18%            0            0%
Michael Schaeffer - 10,000   10,000        .18%            0            0%
Joseph & Julie Vaccaro
    - 7,000                   7,000        .11%            0            0%
George & Selma Spiegler
   - 3,000                    3,000        .05%            0            0%
Susan Jaslow - 50,000        50,000        .89%            0            0%
Maria Cunha IRA - 8,500       8,500        .15%            0            0%
Henry and John Horstmann
  - 8,000                     8,000        .14%            0            0%
Antonio Tommolillo - 3,000    3,000        .05%                         0%
Salvatore LaCognata - 3,000   3,000        .05%            0            0%
Harry & Adele Conti - 3,000   3,000        .05%            0            0%
Nicola Attanasio - 5,000      5,000        .09%            0            0%
Lawrence Mendosa - 5,000      5,000        .09%            0            0%
Janet Ausiello - 5,000        5,000        .09%            0            0%
Michael Ausiello - 5,000      5,000        .09%            0            0%
Mark Malzberg - 6,000         6,000        .11%            0            0%
Laura Giostra - 6,700         6,700        .12%            0            0%
David Lupo - 3,000            3,000        .05%            0            0%
Peter O'Hare, Jr. - 4,000     4,000        .07%            0            0%
Giovanni Granata - 3,000      3,000        .05%            0            0%
Mario Tommolillo - 4,000      4,000        .07%            0            0%
Jeffrey Kerne - 6,000         6,000        .11%            0            0%
Gino Ramundo - 6,000          6,000        .11%            0            0$
Evelyn Alleman - 3,000        3,000        .05%            0            0%
Thelma Zube - 3,400           3,400        .06%            0            0%
Vincent & F. Ponte - 6,667    6,667        .12%            0            0%
Laura Giostra - 6,700         6,700        .12%            0            0%
Philip & Concetta Vincenti
  - 6,800                     6,800        .12%            0            0%
Andrew Lesnak - 3,400         3,400        .06%            0            0%
Susan Miller - 6,700          6,700        .12%            0            0%
Uphill c/o Paul Scott
   - 9,400                    9,400        .17%            0            0%
Martin Feldman - 3,400        3,400        .06%            0            0%
Mark DeLorenzo - 3,000        3,000        .05%            0            0%
Steven Blad<F8> - 1,000      10,000        .18%        9,000          .16%
Micro Cap World, L.L.C.
   - 10,000                  10,000        .18%            0            0%
Jay L. King<F9> - 2,500      25,000        .44%       22,500          .40%
Jayport Holdings, Inc. (BUI)
   - 20,339                  20,339        .36%            0            0%
Glenn Fine - 30,000          30,000        .53%            0            0%
Casino Journal of Nevada, Inc.
   - 20000                   20,000        .35%            0            0%
Robert Smith - 6,000          6,000        .11%            0            0%
John Wasden - 5,000           5,000        .09%            0            0%
Althea Duggins - 1,000        1,000        .02%            0            0%
James Beard - 1,000           1,000        .02%            0            0%

[FN]
<F1>   Mr. Pickell is currently an officer and director of the Company.
<F2>   Randy Sines, a former officer and director of the Company and Steven
Forte, a current officer and director of the Company are general partners of Sines-Forte Partnership.
<F3>   Cheryl Forte is married to Randy Sines, a former director of the
Company.
<F4>   Steve Forte is a director of the Company.
<F5>   Norman G. Kelln is a director of the Company.
<F6>   Randy Sines was an officer and director of the Company.
<F7>   David Sampson is a director of the Company.
<F8>   Steven Blad is an officer of the Company.
<F9>   Jay L. King is an officer and director of the Company.

The Company shall register pursuant to this prospectus the 200,000 Common Shares underlying the Class A Warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding Class A Warrants. The amount and percentage owned after the offering assumes the exercise of all of the Class A Warrants and sale of underlying Common Shares being registered on behalf of the selling shareholders.

Name and Amount             Total Number         % Owned     Number of     % Owned
Being Registered               Owned            Prior to   Warrants Owned    After
                             Currently          Offering  After Offering  Offering
Norman G. Kelln               5,717              2.86%            0            0%
Sines/Forte Partnership<F1>  63,492             31.75%            0            0%
Cheryl Forte<F2>             30,421             15.21%            0            0%
David Sampson                 1,557               .78%            0            0%
Randy Sines                  30,421             15.21%            0            0%
Richard Huson                51,586             25.79%            0            0%
Stacey Haskins                  779               .39%            0            0%
Martin Petri                    779               .39%            0            0%
Michael Szeremeta               779               .39%            0            0%
Leonard Hale                    779               .39%            0            0%
David Krise                   4,624              2.31%            0            0%
John F. Curran                  513               .26%            0            0%
Jay Willoughby                2,516              1.26%            0            0%
David M. Goldsmith EVP Director
   Buchingham Research Group  2,516              1.26%            0            0%
C. Culver Smith               1,509               .75%            0            0%
Don Ludwick                   1,006               .50%            0            0%
William Martin                  503               .25%            0            0%
Adam Chase                      503


[FN]
<F1>Randy Sines and Steve Forte are General Partners of Sines-Forte
partnership and would be deemed to be beneficial owners of the 63,492 Class A Warrants shown above.
<F2>Steve Forte is married to Cheryl Forte and would be deemed to be a beneficial owners of the 30,421 Class A Warrants shown above.

The Company shall register pursuant to this prospectus the 200,000 Common Shares underlying the Class B Warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding Class B Warrants. The amount and percentage owned after the offering assumes the exercise of all of the Class B Warrants and sale of underlying Common Shares being registered on behalf of the selling shareholders.

Name and Amount             Total Number         % Owned     Number of     % Owned
Being Registered               Owned            Prior to   Warrants Owned    After
                             Currently          Offering  After Offering  Offering
Norman G. Kelln               5,717              2.86%            0            0%
Sines/Forte Partnership<F1>  63,492             31.75%            0            0%
Cheryl Forte<F2>             30,421             15.21%            0            0%
David Sampson                 1,557               .78%            0            0%
Randy Sines                  30,421             15.21%            0            0%
Richard Huson                51,586             25.79%            0            0%
Stacey Haskins                  779               .39%            0            0%
Martin Petri                    779               .39%            0            0%
Michael Szeremeta               779               .39%            0            0%
Leonard Hale                    779               .39%            0            0%
David Krise                   4,624              2.31%            0            0%
John F. Curran                  513               .26%            0            0%
Jay Willoughby                2,516              1.26%            0            0%
David M. Goldsmith EVP Director
   Buchingham Research Group  2,516              1.26%            0            0%
C. Culver Smith               1,509               .75%            0            0%
Don Ludwick                   1,006               .50%            0            0%
William Martin                  503               .25%            0            0%
Adam Chase                      503               .25%            0            0%

[FN]
<F1>Randy Sines and Steve Forte are General Partners of Sines-Forte
Partnership
and would be deemed to be beneficial owners of the 63,492 Class B Warrants shown above.
<F2>Steve Forte is married to Cheryl Forte and would be deemed to be a beneficial owners of the 30,421 Class B Warrants shown above.

The Company shall register pursuant to this prospectus the 250,000 Common Shares underlying the Class C Warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding Class C Warrants. The amount and percentage owned after the offering assumes the exercise of all of the Class C Warrants and sale of underlying Common Shares being registered on behalf of the selling shareholders.

Name and Amount             Total Number        % Owned       Number of     % Owned
Being Registered               Owned            Prior to    Warrants Owned    After
                             Currently          Offering    After Offering  Offering

Norman G. Kelln               7,146              2.86%            0            0%
Sines/Forte Partnership<F1>  79,385             31.75%            0            0%
Cheryl Forte<F2>             38,026             15.21%            0            0%
David Sampson                 1,947               .78%            0            0%
Randy Sines                  38,026             15.21%            0            0%
Richard Huson                64,483             25.79%            0            0%
Stacey Haskins                  973               .39%            0            0%
Martin Petri                    973               .39%            0            0%
Michael Szeremeta               973               .39%            0            0%
Leonard Hale                    973               .39%            0            0%
David Krise                   5,781              2.31%            0            0%
John F. Curran                  641               .26%            0            0%
Jay Willoughby                3,145              1.26%            0            0%
David M. Goldsmith EVP Director
   Buckingham Research Group  3,145              1.26%            0            0%
C. Culver Smith               1,667               .75%            0            0%
Don Ludwick                   1,258               .50%            0            0%
William Martin                  629               .25%            0            0%
Adam Chase                      629               .25%            0            0%

[FN]
<F1>Randy Sines and Steve Forte are General Partners of Sines-Forte
Partnership and would be deemed to be beneficial owners of the 79,365 Class C Warrants shown above.
<F2>Steve Forte is married to Cheryl Forte and would be deemed to be a beneficial owners of the 38,026 Class C Warrants shown above.

The Company shall register pursuant to this prospectus 100,000 Common
Shares underlying the Class D Warrants currently outstanding for the account
of the following individuals or entities.   There are currently outstanding
100,000 D Warrants issued to Gaming Venture Corp., U.S.A., a consultant to the Company

--------------------------------------------------------------
                 SOURCE AND USE OF PROCEEDS
--------------------------------------------------------------

If the maximum amount of securities is sold in the offering, the Company shall have net proceeds of $588,080 after the payment of commissions of
$35,000 and offering expenses of $41,920.   The Company shall utilize the
net proceeds from the sale of its Common Shares for working capital, including (approximately)

Building of product inventory                                $100,000
Research and development
   to expand the current product line                          50,000
Development of new products                                    50,000
Employee compensation                                         300,000
Other                                                          88,080
                                                          -----------
                                                             $588,080

If substantially less than the maximum proceeds is raised, the priority for the use of proceeds is i) to expand sales of current products; ii) to increase inventory levels of current products; and iii) to develop new
products.     The proceeds are anticipated to be utilized over a six month period.


Securities are being registered on behalf of the selling security holders and the Company will not receive any cash or other proceeds in connection with the subsequent sale.


Any proceeds received from the subsequent exercise of the A, B, C or D Warrants shall be used as working capital and to expand operations. Due to the uncertainty of the timing and amount of actual funds which may be received upon exercise of the Warrants, no specific breakdown of uses have
been established by the  Company.   The aggregate amount of proceeds if all
of the Warrants are exercised is $4,000,000. If all of the A, B, C or D Warrants are exercised, the proceeds shall be utilized over a two year period.

Pursuant to a promissory note with the principal amount of $250,000 plus interest of 9.5% with a maturity date of December 31, 1997 between the Company and Mr. Richard Huson, a principal shareholder of the Company, 35% of all equity proceeds raised by the Company shall be utilized to pay down the
promissory note until said note is retired.   The proceeds of the note were
used for operating expenses.   In accordance with the note, 35% of net
proceeds from either the sale of common stock of the exercise of the A, B, C, or D Warrants will be used to reduce the note payable.



-------------------------------------------------------
                       DILUTION
-------------------------------------------------------

Dilution. Assuming completion of maximum offering amount, there will be a total of 5,940,640 Common Shares outstanding. The following table illustrates the per Share dilution as of the date of this Prospectus, which may be experienced by investors upon reaching the maximum offering.

Offering price                                                $3.50
Net tangible book value per
  Share before offering                 (.0357)
 Increase per Share                      .0957
attributable to investors               ------
Pro forma net tangible
book value per Common
  Share after offering                                          .06
                                                               -----
Dilution to investors                                          3.44
Dilution as a percent of
offering price                          98.29%

Comparative Per Common Share Data.

Maximum Offering Amount
                         Total                   Price
                       Number of                Paid Per    Consider-
                        Shares          %       Share     ation Paid    %
Existing Shareholders  5,740,640	     96.63%     $ .48    2,829,246  80.17%
New Investors
  of Common Shares       200,000       3.37%     $3.50     700,000   19.83%

Further Dilution. The Company may issue additional restricted Common Shares pursuant to private business transactions. Any sales under Rule 144 after the applicable holding period may have a depressive effect upon the market price of the Company's Common Shares and investors in this offering upon conversion. See "SALES OF STOCK PURSUANT TO RULE 144."


-------------------------------------------------------
                    THE COMPANY
-------------------------------------------------------

The Company. The Company was incorporated in the State of Washington on September 20, 1995. The Company's principal offices are located at 3909 South
Maryland Parkway, Suite 311, Las Vegas, Nevada 89119.   Its telephone number
at such address is (702) 733-7195.   These offices consist of 2,100 square
feet on a month to month lease with a lease payment of $2,800 per month.

The Company's operations are the development and marketing of certain gaming products and concepts invented and developed by Sines-Forte, and others, which are indirectly affiliated with the Company.

The Company intends to sell or lease its products to the world-wide gaming industry directly, or through subcontracts with non-affiliated manufacturers. The Company is in the process of negotiating distribution and marketing arrangements for its products, but has no significant history of operations and no profits.

Products. The Company currently has four different types of products and is considering variations of said products:

   (i)    Random Ejection Shuffler - an automatic, multi-deck card
shuffler.   The machine can shuffle up to six decks of playing cards.   The
shuffler shall lease for approximately $10-15 per day. Additionally, the Company intends to offer a maintenance contract for approximately $50 per month which would include annual refurbishing of the Random Ejection Shuffler. The sales price of the shuffler is in the process of being
determined. There have been five proto types built and tested.   The first
production run is complete and parts have been ordered for the second, much larger run.

   (ii)   Fantasy 21 Table Game - a jackpot table game variation of
Casino 21.   This game incorporates a jackpot and bonus payment schedule based on consecutive player high hands (counts of 20 or 21) or dealer busts, allowing players to win very large jackpots while playing the traditional
game and wagering minimum side bets or antes.   The game utilizes a modern
version of the traditional table layout and features an electronic tracking and display system that documents each player's progress toward the jackpots. As few as three successive high hands are required to win the smallest
jackpot and eleven successive high hands for the super jackpot.   As a
result of the ante structure, simplicity of operation and probable patterns of play, the casino's profit potential can be significantly higher than that
of the traditional game.   The Fantasy 21 Table Game may be leased at the
basis of approximately $400 per month.   The Company has five pre-production
units of the Fantasy 21 Table Game which were assembled on October 13, 1997
and are being used for sales demonstrations and field testing.   Parts for
the production run of Fantasy 21 Table Game have been ordered.

   (iii) Safety Peek Card - a new type of Casino 21 playing card. This product features a new playing card design which eliminates the holecard problem in the game of Casino 21 when used with a modified form of the
classic peeking action.   In the game of Casino 21, if the dealer is showing
an ace of face card, they will generally peek at the hole or down card.
With this peeking action, there is the chance of players seeing the hole card
and adjusting their bets accordingly.   With the patented card design of the
Safety Peek Card, the dealer, by peeking at the opposite corner (which is considered a modified form of peeking action) can determine if the hole card is an ace without showing any card value. The Safety Peek Card, a new type of casino playing card, is already in use and is under distribution agreements with selected playing cards distributor.

   (iv) SecureDrop coin box system - An electronic method to accurately track the number of coins in a slot machine when the funds are transferred from the machine, counted and later deposited with a banking institution. This product was not developed internally by the Company, but has been exclusively licensed from an outside developer in an agreement dated October
10, 1997.   The SecureDrop is in advanced development stages, with one
working prototype available.   Based on information from the developer, the
Company expects to receive initial production units of the SecureDrop around January 1, 1998.

Proprietary Technology.    The Company's products are protected under various
pending patents, patents, copyrights and trademarks.

All patent applications filed before June 8, 1995 will have a term which is either 17 years from the date of issue or 20 years from the filing date (or
priority date).   U.S. patent applications filed on or after June 8, 1995
have a term of 20 years from the filing date of the application or filing date of any parent patent application upon which priority is claimed.

Design patents have a term of 14 years from the issue date.  utility patents
require maintenance fees be paid to have the full term.   The term of patents
may vary depending upon other consideration in special cases.

The Safety Peek Playing cards patent claims are directed at both the novel playing cards and methods for playing blackjack using the novel playing cards.

Title:       Cards and Methods for Playing Casino 21 or Blackjack
Status:      Issued U.S. Patent
Serial No:   08/165,302
Filing Date: December 9, 1993
Patent No:   5,403,015
Issue Date:  April 4, 1995

Title:       Cards and Methods for Playing Blackjack
Status:      issued U.S. Patent
Serial No:   08/353,526
Filing Date: December 8, 1994
Patent No.:  5,518,249
Issue Date:  May 21, 1996

Title:       Blackjack Card Deck
Status:      Issued U.S. Design Patent
Serial No:   29/028,882
Filing Date: September 23, 1994
Patent No.   Des. 366,503
Issue Date:  January 23, 1996

Patents for the Playing Card Shuffling Machine have been applied for and their status is as follows:

Title:       Playing Card Shuffler
Status:      Pending U.S. Patent Application - case has been allowed and
             issue fee has been paid.   Patent is expected at any time.
Serial No:   08/228,609
Filing Date: April 18, 1994
Patent No:   Not Issued
Issued Date: Not Issued

Title:       Playing Card Shuffling Machines and Methods
Status:      Issued U.S. Patent
Serial No:   08/423/408
Filing Date: April 18, 1995
Patent No:   5,584,483
Issue Date:  December 17, 1996

Title:       Playing Card Shuffling Machines and Methods
Status:      Pending Canadian Patent Application
Serial No.   2,188,137
Filing Date  April 18, 1995 (International Filing Date)
Patent No.   Not issued
Issue Date:  Not issued

Title:       Playing Card Shuffling Machines and Methods
Status:      Pending European Patent Application
Serial No:   95916434.4
Filing Date: April 18, 1995 (International Filing Date)
Patent No:   Pending European Patent Application
Issue Date:  Not issued

Title:       Playing Card Shuffling Machines and Methods
Status:      Pending Australian Patent Application
Serial No:   22936/95
Filing Date: April 18, 1995 (International Filing Date)
Patent No:   Not issued
Issue Date:  Not issued

The Blackjack Game System and Methods patent claims are as follows:

Title:       Blackjack Game System and Methods
Status:      Pending application
Serial No:   08/242,229
Filing Date: May 13, 1994
Patent No:   Not issued
Issue Date:  Not issued

Title:       Blackjack Game System and Methods
Status:      Issued Patent
Serial No:   08/439,687
Filing Date: May 12, 1995
Patent No:   5,586,766
Issue Date:  December 24, 1996

Title:       Blackjack Game System and Methods
Status:      Pending Canadian patent application
Serial No:   2190266
Registration #1483441 and #1483442
Filing Date: November 13, 1996
Patent No:   Not issued
Issue Date:  Not issued

Title:       Blackjack Game System and Methods
Status:      Pending European patent application
Serial No:   95920444.7
Filing Date: May 12, 1995
Patent No:   Not issued
Issue Date:  Not issued

Title:       Blackjack Game System and Methods
Status:      Pending Australian patent application
Serial No:   25892/95
Filing Date: November 12, 1996
Patent No:   Not issued
Issue Date:  Not issued

Title:       Blackjack Game System and Methods
Status:      Pending Patent Cooperation Treaty patent application
             Designates about 80 foreign countries for possible patents
Serial No:   PCT/US95/12908
Filing Date: October 13, 1995
Patent No:   not issued
Issue Date:  Not issued

The Company has applied for the following additional patents:

Title:       Slot Machine and Methods of Operation
Status:      Pending U.S. Patent Application
Serial No:   08/60317
Filing Date: 2/2/96
Patent No:   Not issued
Issue Date:  Not issued

Title:       Drop Slot Game Machine
Status:      Pending U.S. Patent Application
Serial No:   08/649821
Filing Date: 5/17/96
Patent No:   Not issued
Issue Date:  Not issued

Title:       Blackjack Game System and Methods
Status:      unknown
Serial No:   08/798642
Filing Date: 2/11/97
Patent No:   Not issued
Issue Date:  Not issued

Title:       Slot Machine and Methods of Operation
Status:      Pending Patent Cooperation Treaty patent application
             Designates about 80 foreign countries for possible patents
Serial No:   PCT/US96/02157
Filing Date: 2/20/96

U.S. trademark registrations issued or renewed prior to November 16, 1989
remain in force for 20 years from their date of issue or renewal.   Those
U.S. trademark registrations issued or renewed on or after November 16, 1989
have a term of 10 years unless canceled or surrendered.   The Company has
made and received the following trademarks.

Mark:        SAFETY PEEK
Status:      Registered U.S. trademark
Serial No:   74/640,372
Filing Date: February 21, 1995
Reg. No:     1,944,346
Reg. Date:   December 26, 1995

Mark:        FANTASY 21
Status:      Pending U.S. Trademark Application
Serial No:   74/456,337
Filing Date: November 3, 1993
Reg. No:     Not yet registered
Reg. Date:   Not yet registered

Mark:   CASINOVATIONS
Status:      Pending U.S. Trademark Application
Serial No:   74/640,371
Filing Date: February 21, 1995
Reg. No:     Not yet registered
Reg. Date:   Not yet registered

Proprietary information is available to investors upon signature of a Non-Disclosure Agreement.

Research and Development.   Prior to the incorporation of the Company and to
date, most of the time and effort of the Company has been spent on research
and product development.   The Company or its predecessors incurred research
and development costs aggregating $244,117 and $436,871 for the years ended
December 31, 1996 and 1995, respectively.   These funds were expended on
engineering, tooling, parts and other related expenditures.   The Company
intends to have a continued emphasis on research and development as funding and cash flow allow.

Manufacturing.   The Company shall manufacture the Random Ejection
Shuffler and Fantasy 21 through Western Electronics Corporation, an independent third party supplier. The Safety Peek Card is currently being manufactured by the George C. Mattheson Company ("GEMACO"), and distributed to the U.S. Playing Card Company.

Production.   It is anticipated that the actual production for the Random
Ejection Shuffler and Fantasy 21 will be subcontracted to Western Electronics Corporation in Boise, Idaho, a contract manufacturing company.

Packaging and Transportation.   The Company shall utilize custom boxes on
which its name, logo and a silk screen of the product itself will be printed.

It is expected that transportation will be by UPS ground or a similar carrier in the continental United States, and by other arrangements as appropriate. Initial installations will be made by the Company's sales and/or service personnel, or, if distributors are used, by their sales and service personnel.

Service and Maintenance Policy.   The Company intends to establish
appropriate service capabilities for each product in each market it services, either through its distributors or with in-house personnel.

Marketing.   The Company shall market and distribute its products in one of three ways, depending upon the regulatory market and the specific product.

 (I)   Directly by the Company's sales force;
(ii) Through OEM's who incorporate a Company's product into a product they manufacture; or
(iii) Through distributors with a significant market presence in one or more regulatory markets.

OEM's, original equipment manufacturers, are manufacturers who build product to the product owner's specifications and place the owner's name on the product.

Exclusive Distributorship Agreements.   The Company currently has an
exclusive distributorship agreement with Sodak Gaming, Inc.  The term of the
agreement is Five (5) years.   The Company agrees to offer to Sodak a minimum
discount of twenty-five percent (25%) less than the promoted retail price in Nevada. The territory includes all Indian lands of the United States and First Nation/Aboriginal Lands in Canada, Deadwood, South Dakota and Miss
Marquette Riverboat and Casino, Marquette, Iowa.   The Company also has an
exclusive distributorship agreement with RGB SDN BHD. , a Malaysia
corporation. The term of the agreement is Five (5) years.   The Company
agrees to offer to RGB SDN BHD a minimum discount of twenty-five percent (25%) less than the promoted retail price in Nevada. The territory including the entire Asian RIM area including but not limited to Malaysia, Singapore, China, Hong Kong, Korea, Vietnam, Indonesia, Thailand, The Philippines, Nepal, Cambodia, India, Sri Lanka, Macau, Myanmar, Laos, Cruise Ships based
in Malaysia, Singapore & Hong Kong and the Islands in the Asian areas.   The
territory specifically excludes Japan, Australia and New Zealand which will
be treated as common distributor areas.    Additionally, the Company has an
exclusive distributorship agreement with B. Joel Rahn (company name to be
designated). The term of the agreement is Five (5) years.   The Company
agrees to offer to B. Joel Rahn a minimum discount of twenty-five percent (25%) less than the promoted retail price in Nevada. The territory consists of South America, Central America, the Caribbean Islands, the State of Florida and Cruise Ships worldwide, excluding Cruise Ships based in Malaysia,
Singapore and Hong Kong.   The territory consisting of the Bahamas shall be
non-exclusive.

Exclusive Licensing Agreements.   The Company has granted joint exclusive
licenses to the George C. Matheson Company ("Gemaco" ) and to The US Playing
Card Company specifically for the Safety Peek Playing Card.   The terms of
the Gemaco agreement provides for a royalty of $.04 per deck of playing cards being paid to the Company on a quarterly basis. Additionally, Gemaco agreed that during the term of the agreement, it will use .02 on each deck for promotion and advertising of the product. The US Playing Card Company pays a royalty of $.075 per deck.

Technology Development Center, LLC, has grant an exclusive license to the Company relating to its technology known as a "Coin Operating Machine Having
An Electronically Identified Coin Collection Box"....The geographical scope of the license is the United States of America and all foreign countries.
As consideration for the exclusive license, the Company executed a promissory note secured by assets of the Company payable to Technology Development Center, LLC, for $50,000 payable in five monthly installments beginning on November 14, 1997 and a promissory note secured by the assets of the Company, payable to Technology Development Center, LLC for $50,000 payable in twelve
monthly installments beginning on April 15, 1998.   The Company shall pay a
royalty of $7.50 per each licensed product sold, rented, leased, or otherwise used for profit, provided that the Company receives a net compensation in excess of $7.50 for each Product Development and Ownership History. Sines-Forte, a general partnership formed in September, 1993 owned the rights to currently existing patents and trademarks to a variety of gaming devices, including the Safety Peek Playing Cards, Fantasy 21 and the Random Ejection Card Shuffler.

Pursuant to the terms of a financing agreement dated January 15, 1996 between the Company, Sines-Forte and Sharps International Limited Partnership ("Sharps") which initially held exclusive rights to manufacture and market these gaming products and concepts under the terms of a licensing agreement with Sines-Forte, and certain of their affiliates, substantially all of the gaming products and concepts owned by Sines-Forte and licensed to Sharps were transferred and assigned to Sharps. Subsequently, the ownership of these products/concepts was transferred to the Company as part of the reorganization transaction.

Sines-Forte and Sharps are or were owned or controlled by persons who are also directors, executive officers and principal shareholders of the Company.

Effective January 1, 1996, the Company and Sharps concluded a plan of reorganization whereby all of the outstanding general and limited partnership interests in Sharps were exchanged for shares of the Company in a tax-free transaction, at the rate of 5,160 shares of Capital Stock for each unit of general or limited partnership interest in Sharps. An aggregate of 2,513,000 shares of Capital Stock of the Company were issued to the Sharps' partners in
this transaction.   In addition, 1,261,900 shares of Capital Stock were
issued to Sines-Forte in exchange for substantially all of Sines-Forte's assets and an additional 130,000 shares of Capital Stock were issued to certain investors at the price of $1.00 per share.

As a consequence of the reorganization transaction, Sharps was liquidated, and all of its assets and liabilities were assumed by the Company.
Such assets included substantially all of the gaming products and concepts formerly owned by Sharps, together with certain contractual arrangements relating to the manufacture and sale of the Safety Peek Playing Cards.

Royalty Agreement with Sines-Forte.   Pursuant to the aforementioned
financing agreement, the Company assumed an obligation of Sharps to pay royalties to Sines-Forte generated from revenues received by the Company on
certain intellectual properties.   Sines-Forte is to receive a quarterly
royalty fee of 3% of the net revenues earned by the Company with respect to certain products and an option to purchase from the Company 40,000 shares of
the Company's common stock at the price of $1.00 per share.   Royalties owed
in a given period shall not be a credit toward any royalties owed for a past
or future royalty period.   The term "Net Revenues" means gross cash revenues
received by the Company for the relevant quarter attributable to the products, minus the Company's cost of such goods sold for such quarter.

If the Company leases product instead of selling or having others sell in their behalf, or if leasing of product otherwise occurs under the Agreement, the Company shall be obligated to pay royalties on the same terms as if the
lease payments are considered to be Net Revenues.   Such treatment of leasing
for determination of royalties shall not apply where a third party pays the Company and acts as a financial leasing agent or where the Company actually
receives payments on a basis other than the actual lease payments.   In such
cases, royalties are determined based on the amount and timing of payments received by the Company and not those received by any financing and leasing organization.

Employees. As of the date of this Prospectus, the Company has four full time and two part time employees. See "RISK FACTORS."

The Company will, as operations demand, sub-contract the balance of its personnel through independent contractors or hire additional employees.

Competition. There is significant competition in the gaming industry.   The
Company competes with established companies and other entities (many of which
possess substantially greater resources than the Company).   Almost all of
the companies with which the Company competes are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than the Company now has, or will
have in the foreseeable future.   It is also likely that other competitors
will emerge in the near future.   There is no assurance that the Company will
continue to compete successfully with other established gaming product
manufacturers.   The Company shall compete on the basis of quality and price.
Inability to compete successfully might result in increased costs, reduced yields and additional risks to the investors herein.

Regulation.   The gaming industry is a highly regulated industry and is
subject to numerous statutes, rules and regulations administered by the gaming commissions or similar regulatory authorities of each jurisdiction. Generally, the Company and other entities which seek to introduce gaming products or concepts into such jurisdictions may be required to submit applications relating to their activities or products (including detailed background information concerning controlling persons within their
organization) which are then reviewed for approval.   The Company may incur
significant expenses in seeking to obtain licenses for its gaming products and concepts, and no assurance can be given that its products will be
approved in any particular jurisdiction.   A failure to obtain such approval
in any jurisdiction in which the Company may seek to introduce its products or concepts, could have a material adverse effect on the Company's business.



-----------------------------------------------------------------
	MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION
              AND	RESULTS OF OPERATIONS
----------------------------------------------------------------

Trends and Uncertainties. Demand for the Company's products will be dependent on, among other things, general economic conditions which are cyclical in nature. Inasmuch as a major portion of the Company's activities is the manufacture and sale of gaming products and concepts, new technologies may reduce and/or restrict the Company's activities.

In addition, the outcome of this offering is uncertain. The lack of sales of this offering would negatively impact the Company's ability to successfully continue operations.

Capital and Source of Liquidity.   The Company currently has no material
commitments for capital expenditures. The Company has planned expenditures of $900,000 for the cost of sales and $140,000 for additional tooling costs of manufacturing the Random Ejection Shuffler. These costs will be less if the sales projections are not met. The Company intends to use a majority of the proceeds of this offering to make a portion of the proposed expenditures. If this offering is not successful, the Company's cash flow will be negatively effected if the expenditures are

The Company has commitments under its consulting agreements and employment
agreements.   The payments to Mr. Blad of $12,500 per month plus commissions of 3.73% on the gross margin received by the Company on its product sold though sales arranged and completed primarily by the efforts of Mr. Blad, $10,000 per month to Mr. Forte, and $7,500 per month for Mr. King will negatively impact the liquidity of the Company.

The Company shall attempt to develop business plans, operations and sales that will permit the Company to be self-supportive 30 to 60 days after production begins. The funding requirement to complete this time period is estimated to be between $100,000 and $300,000 and may come in the form of
this offering proceeds, deposits on future sales or debt financing.   Based
on the completion of a successful offering subscription and final product development and refinement, the Company anticipates that the monthly cash
flow will be at a break-even point within four months.   No additional
capital needs are anticipated.   This planning, if effective, would permit
funds raised in this offering, if any, to be used to develop new products in the next six months.

If the Company has to add a significant amount of capital equipment to develop an in-house production capacity, this will impact cash flow in a potentially significant way. The Company expects that the net proceeds from this offering and the cash flow from operations will be sufficient to allow the Company to meet the expected growth in demand for its products for at least the next twelve months. However, there can be no assurance that sufficient capital will be raised or that future product sales will meet the
Company's growth expectations.   Should either of these fail to occur, the
Company may elect to (i) reduce the planned introduction of new products to a level consistent with its resources or (ii) pursue other financing alternatives such as loans. Implementation of either of the foregoing options could delay or diminish the Company's planned growth and adversely affect its profitability.

For the six months ended June 30, 1997, the Company acquired plant and
equipment valued at $18,996.   The Company had an increase in patents and
trademarks of $10,949. As a result, the Company had net cash used in investing activities of $29,945 for the six months ended June 30, 1997.

For the six months ended June 30, 1996, the Company acquired plant and
equipment valued at $2,600.   The Company had an increase in patents and
trademarks of $36,049. As a result, the Company had net cash used in investing activities of $38,649 for the six months ended June 30, 1996.

For the year ended December 31, 1996, the Company acquired plant and
equipment valued at $12,969.   The Company had an increase in patents and
trademarks of $65,781. As a result, the Company had net cash used in investing activities of $78,750 for the year ended December 31, 1996.

For the six months ended June 30, 1997, the Company sold common stock for
cash in the amount of $600,010.   The Company had an increase in amounts due
officers and shareholder of $100,377.   As a result, the Company had net cash
provided by financing activities of $700,347 for the six months ended
June 30, 1997.

For the six months ended June 30, 1996, the Company sold common stock for cash in the amount of $45,000. The Company had an increase in amounts due officers and shareholder of $486,202. As a result, the Company had net cash provided by financing activities of $531,202 for the six months ended June 30, 1996.

For the year ended December 31, 1996, the Company sold common stock for cash
in the amount of $887,265.    The Company had an increase in stockholder
loans of $630,168.   As a result, the Company had net cash provided by
financing activities of $1,517,433 for the year ended December 31, 1996.

Management is of the opinion that its current working capital and anticipated funds from operations are sufficient to meet its cash requirements for moderate growth in the year ahead. However, in order to achieve the Company's plans for growth, additional capital is required.

On a long term basis, liquidity is dependent on increased revenues from
operations, additional infusions of capital and debt financing.   The Company
believes that additional capital and debt financing in the short term will allow the Company to commence its marketing and sales efforts and thereafter result in revenue and greater liquidity in the long term. However, there can be no assurance that the Company will be able to obtain additional equity or debt financing in the future, if at all.

Results of Operations. For the six months ended June 30, 1997, the Company
has a net loss of $1,069,517.   The Company had revenues from card royalties
of $632, interest income of $7,074 and the sale of patent rights of $13,000
for the six months ended June 30, 1997.   The Company had depreciation and
amortization of $11,396 and amortized deferred interest of $93,000 for the
six months ended June 30, 1997.   Due to the commencement of operations, the
Company had an increase in accounts receivable of $5,591, an increase in prepaid expenses of $4,526, and an increase in accounts payable and accrued
expenses of $150,842.    The Company issued stock for services valued at
$69,999. For the six months ended June 30, 1997, the Company had net cash used in operating activities of $1,069,282.

The Company had general and administrative expenses of $200,538. These expenses consisted of salaries of $116,000, payroll taxes & benefits of $9,854, travel and entertainment of $14,707, fees to consultants of $77,772, legal expenses of $41,295 and miscellaneous expenses of $902.

For the six months ended June 30, 1996, the Company has a net loss of $526,709. The Company had depreciation and amortization of $2,854 for the
six months ended June 30, 1996.   Due to the commencement of operations,
the Company had an increase in accounts receivable of $100 and an increase in
accounts payable of $16,700.    The Company issued stock for services valued
at $45,000.   For the six months ended June 30, 1996, the Company had net cash used in operative activities
of $495,655.

The Company had general and administrative expenses of $677,735. These expenses consisted of salaries of $128,566, payroll taxes & benefits of $22,975, travel and entertainment of $73,995, gaming show expenses of $46,567, office expense of $36,178, fees to consultants of $255,387, legal expenses of $34,139, interest expense of $51,582 and miscellaneous expenses of $4,857.

For the year ended December 31, 1996, the Company has a net loss of
$1,638,227.   The Company had revenues in card royalties of $2,450 and
interest income of $1,803 for the year ended December 31, 1996.   The Company
issued stock for services valued at $700,500.   Interest added to loan
balances was $23,245.   The Company exchanged equipment valued at $2,903 for
services.   The Company had depreciation and amortization of $2,553 for the
year ended December 31, 1996.   Due to the commencement of operations, the
Company had an increase in accounts receivable of $2,833, an increase in prepaid expenses of $300, an increase in other assets of $6,119, and increase in accounts payable of $73,330 and an increase in accrued expenses of
$104,351 for the year ended December 31, 1996.   For the year ended December
31, 1996, the Company had net cash used in operative activities of $887,257.

For the year ended December 31, 1996, the Company had general and administrative expenses of $1,318,327. These expenses consisted of consulting services valued at $826,824, salaries and wages of $254,200, legal and accounting of $108,510, development costs of 68,520, reimbursement of services of $33,497, patent and trademark costs of $27,312, telephone of $12,880, travel of $24,943, and other miscellaneous expenses of $38,359.

The Company also paid general and administrative expenses of $52,313 to a
related party.   Research and development costs to a related party for the
year ended December 31, 1996 was $244,117.

The Company shall seek to maintain low operating and administrative expenses while expanding operations and increasing the number of distributors and
operating revenues.   However, increased marketing expenses will probably
occur in future periods as the Company attempts to further increase its marketing and sales efforts.

---------------------------------------------------------
                    MANAGEMENT
---------------------------------------------------------

Officers and Directors. Pursuant to the Articles of Incorporation, each Director shall serve until the annual meeting of the stockholders, or until his successor is elected and qualified. The Company's basic philosophy mandates the inclusion of directors who will be representative of management, employees and the minority shareholders of the Company. Directors may only be removed for "cause". The term of office of each officer of the Company is at the pleasure of the Company's Board.

The principal executive officers and directors of the Company will be as follows:

Name                         Position                 Term(s) of Office

Jay L. King, age 50        Vice President            From March 12, 1996
                        of Finance & Controller          to present
                           and Director


Steven Blad, age 45        President and Chief        From April 30, 1997
                           Operations Officer           to present

Norman G. Kelln, age 62    Director                   From March 12, 1996
                                                        to present




Glen (Tom) Pickell,
    age 52                 Director                   From March 12, 1996
                                                        to present
                          Chief Executive
                             Officer                  From Sept. 24, 1996
                           and President                to April 30, 1997
                      Chairman of the Board
                      and Chief Executive officer     From April 30, 1997
                                                        to present

Steven Forte, age 40        Director                   From March 12, 1996
                                                        to present

David Sampson, age 55      Director                   From March 12, 1996
                                                        to present

Mr. Randy Sines resigned as an officer and director of the Company on August
27, 1997.

Resumes:

Jay L. King.    Mr. King has extensive experience in all phases of financial
management for a variety of companies and circumstances.   He was Controller
for Sigma Game, Inc., a manufacturer and developer of electronic based and
software driven gaming machines from December 1994 to October 1995.   Mr.
King was consultant to the corporation from November 1995 through February
1996 and elected Vice President of Finance and Controller and Director in
March 1996.   He still serves in these positions.   From July 1993 to
November 1994, Mr. King was an independent financial consultant and Chief
Financial Officer for I.C. Refreshment Corporation, a startup
beverage company.   From 1986 to 1993, Mr. King was director of financial
management for PG&E, a public utility company.  Mr. King managed full financial responsibilities for engineering, construction and manufacturing business unit.

Mr. King holds a BS in Accounting (1971) and an MBA (1973) from the University of Utah and is a Certified Public Accountant.

Steven Blad.     Mr. Blad was President and Chief Executive Officer of
Flagship Games International from 1987 to July 1991.     From July 1991 to
September 1994, Mr. Blad was a consultant for Marketing and Gaming in
Atlanta, Georgia.   From October 1994 to September 1996, Mr. Blad was a
consultant for Spintek Gaming Technologies.   Mr. Blad joined the Company in
October 1996 as Vice President of Sales and Marketing until April 30, 1997 when he was named President of the Company.


Mr. Blad received a Bachelor of Arts degree in 1973 from Carson Newman.   He
obtained a Masters of Arts degree in 1975 from Southern Baptist Graduate
School.   From 1975 to 1976, Mr. Blad attended additional graduate studies at the University of Alabama.




Norman G. Kelln.  Mr. Kelln has been President and sole owner of Designed
Devices Co., a Spokane, Washington consulting engineering firm since 1980.
During his career, Mr. Kelln has worked in various engineering capacities for several well-known companies including RCA, Tally Corporation, Boeing, Keytronic Corporation and ISC Systems, Inc.

Glen (Tom) Pickell.   Mr. Pickell has been President of The Arcus Group, a
financial and management consulting firm he formed since 1989.   From 1981 to
1988, Mr. Pickell was Chief Financial Officer and Vice President of Finance
and Administration for Chronicle Broadcasting.   Mr. Pickell graduated magna
cum laude with a Bachelor of Science degree in accounting from Golden Gate
University in San Francisco in 1975 and held a CPA certificate in California.
Mr. Pickell also serves as an advisor to Mr. Richard Huson who is a major shareholder of the Company.

Steven Forte.   Mr. Forte is currently the President of his own consulting company, International Gaming Specialists.  In this capacity Mr. Forte provides consulting assistance in the areas of security, employee
productivity and profitability to casinos throughout the world.   Mr. Forte's
recent clients include some of the largest and most successful casino operations in the world, including Harrahs, Caesar's Palace, The Mirage,
Resorts International and the world's largest casinos in Malaysia and
Austria.  Numerous law enforcement agencies have employed his services, including the FBI and The Royal Canadian Mounted Police.

Mr. Forte is currently a general partner of the Sines-Forte General
Partnership which was formed to hold certain ownership rights and to receive
certain product royalties developed by the two partners.   Before entering
the consulting business, Mr. Forte was employed by several different casinos and is experienced in all aspects of gaming management from
dealer to casino manager.   Mr. Forte also gambled professionally for seven
years.   He has published several books, articles and video tapes on various gaming topics.

Steven L. Forte, a consultant to, and an employee and director of the
Company, was convicted of a gambling-related third degree felony in New
Jersey in 1990, and in 1982 pled guilty to a misdemeanor trespass charge arising from a gambling related charge emanating from Harrah's Casino in
Reno, Nevada.   Such convictions could affect the Company's ability to obtain approval for the licensing of the Company, if required, in any number of
prospective jurisdictions.   Were this to occur, Mr. Forte has agreed that he
and the Company would restructure Mr. Forte's relationship with the Company, and in particular, the terms of Mr. Forte's Personal Services Agreement with the Company, in order to conform to the gaming requirements of such jurisdictions.

David Sampson.    From August, 1985 to 1991, Mr. Sampson was the owner and
manager of University Bistro in Seattle, Washington.   From March 1994 to
April 1996, Mr. Sampson has served as President and Chairman of MITT USA
Corporation, a sporting goods manufacturer.   Mr. Sampson joined Rendova
Boats as General Manager and Director of Rendova Boats, L.L.C., a boat manufacturer located in Olympia, Washington, in October 1996 and still holds
that position.   Mr. Sampson received a Bachelor of Science at Oregon State
University in Social Science in 1965.   He received a Masters degree in
Political Science from the State University of New York at Buffalo in 1968 and a
post-graduate degree from the Pacific Coast Banking School at the
University of Washington.

Remuneration. The following table sets forth certain summary information concerning the total remuneration paid or accrued by the Company, to or on behalf of the Company's Chief Executive Officer and the Company's four most highly compensated executive officers determined as of the end of each of the last three years.

                              SUMMARY COMPENSATION TABLE

                                                                         Long Term Compensation
                       Annual Compensation                             Awards                 Payouts
(a)                    (b)              (c)        (d)        (e)        (f)          (g)       (h)     (I)

                                                              Other                                     ALL
Name                                                         Annual   Restricted                LTIP   Other
and                                                          Compen-    Stock       Options/    Pay-   compen-
Principal                              Salary     Bonus      sation     Awards       SARs       Outs   sation
Position(1)            Year             ($)        ($)        ($)        ($)          ($)       ($)      ($)

Randy Sines            1994              -          -          -          -            -         -        -
   President           1995              -          -          -          -            -         -        -
                       1996         40,000         (2)        (2)        (2)           -         -        -

David E. Sampson       1994              -          -          -          -            -         -        -
   Vice President      1995              -          -          -          -            -         -        -
                       1996         15,000          -          -          -            -         -        -
Jay King               1994              -          -          -          -            -         -        -
   Vice President      1995              -          -          -          -            -         -        -
                       1996         73,750     12,500     10,200          -            -         -        -


Steven Blad            1994              -          -          -          -            -         -        -
   President           1995              -          -          -          -            -         -        -
                       1996              -          -          -          -            -         -   27,750<F1>

Glen (Tom) Pickell     1994              -          -          -          -            -         -        -
   President           1995              -          -          -          -            -         -        -
                       1996              -          -          -          -            -         -   20,479<F1>


(1)   Affiliated entities of current officers and directors received
compensation in fiscal year ended December 31, 1996.   The Arcus Group
controlled by Glen (Tom) Pickell provides management consulting services to the Company and received $20,479, Gametek controlled by Steven J. Blad provides sales, marketing and management consulting services to the Company received $27,750 and Designed Devices, Co. controlled by Norman Kelln provides engineering and management consulting services to the Company received $302,551.
(2) Effective January 15, 1996, the Company, Sines-Forte, Randy D. Sines, Steven L. Forte, Cheryl L. Forte and Richard S. Huson entered into a series
of transactions to provide additional financing to Sharps.   Mr. Huson is a
major shareholder of the Company; Mr. Sines is a director and was president of the Company and a partner of Sines-Forte; Mr. Forte is a consultant to, employee and a director of the Company, and a partner of Sines-Forte; and Cheryl L. Forte is the spouse of Steven L. Forte.

Employment and Personal Services Agreements.    Mr. Forte entered into a
Personal Service Agreement with the Company providing for monthly compensation to each of $10,000 per month on a pro rata basis for time worked and restricting either from competing, directly or indirectly with the Company during the terms of the agreements and for a period of two years thereafter, or from using trade secrets or other proprietary information of
the Company except in furtherance of the Company's business.   The personal
service agreements will be terminable by the Company for cause (which is defined to include breach of the agreement; deception; fraudulent, dishonest or illegal acts; the failure or refusal to carry out the reasonable directions of the board of directors; or a willful failure or refusal to comply in any material respect with the reasonable policies or procedures of the Company), or without cause (in which event the terminated individual will be entitled to six months' compensation).

The Company entered into an employment agreement with Jay L. King, effective January 1, 1997 for a term of two years. At the expiration date of this agreement, it shall be considered renewed for regular successive periods of one year terms unless either party submits a notice of termination thirty days prior to the end of the preceding period. Mr. King receives a monthly base salary of $7,500 and shall be entitled to a quarterly bonus in an amount not to exceed $2,500 per month upon the Company achieving its goals as set by the Board of Directors, upon the fulfillment of the Employees duties and the
Company achieving its goals.   Additionally, Mr. King shall receive stock
options to purchase up to 150,000 Common Shares of the Company at $1.50 per Common Share I) 50,000 Common Shares upon successful completion of the SB-2,
ii) 50,000 Common Shares upon Mr. King fulfilling his obligations and the Company reaching its goals for 1997 and iii) 50,000 Common Share upon Mr. King fulfilling his obligations and the Company reaching its goals for 1998.


Board of Directors Compensation. Members of the Board of Directors will receive $500 per meeting if said Directors are not separately compensated by the Company and will be required to attend a minimum of four meetings per fiscal year. All expenses for meeting attendance or out of pocket expenses connected directly with their Board representation will be reimbursed by the Company. No differentiation is made in the compensation of "outside Directors" and those officers of the Company serving in that capacity.

The Company has obtained Directors and Officers Insurance.   Pursuant to the
policy with National Union Fire Insurance Company, the coverage includes Company reimbursement and sections action claims entity coverage. The coverage has a $1,000,000 aggregate limit of liability in each policy year (inclusive of defense costs) and there is a retention of $25,000 for each claim.

Conflicts of Interest Policy. The Company has adopted a policy that any transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms consistent with industry standards and approved by a majority of the disinterested directors of the Company's Board of Directors. The Bylaws of the Company provide that no such transactions by the Company shall be either void or voidable solely because of such relationship or interest of directors or officers or solely because such directors are present at the meeting of the Board of Directors of the Company or a committee thereof which approves such transactions, or solely because their votes are counted for such purpose if: (i) the fact of such common directorship or financial interest is disclosed or known by the Board of Directors or committee and noted in the minutes, and the Board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote for that purpose without counting the vote or votes of such interested directors; or (ii) the fact of such common directorship or financial interest is disclosed to or known by the shareholders entitled to vote and they approve or ratify the contract or transaction in good faith by a majority vote or written consent of shareholders holding a majority of the Common Shares entitled to vote (the votes of the common or interested directors or officers shall be counted in any such vote of shareholders), or (iii) the contract or transaction is fair and reasonable to the Company at the time it is authorized or approved. In addition, interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors of the Company or a committee
thereof which approves such transactions.   If there are no disinterested
directors, the Company shall obtain a majority vote of the shareholders approving the transaction.

Indemnification. The Company shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Washington, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or served any other enterprise as director, officer or employee at the request of the Company. The Board of Directors, in its discretion, shall have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of the Company.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING THE COMPANY
FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.


------------------------------------------------------
                    CERTAIN TRANSACTIONS
------------------------------------------------------

Distribution of Securities.   In July, 1996, the Board of Directors
authorized the distribution of 200,000 A Warrants each exercisable into one Common Share of the Company at the exercise price of $4.00 per Common Share, 200,000 B Warrants each exercisable into one Common Share of the Company at the exercise price of $6.00 per Common Share and 250,000 C Warrants each exercisable into one Common Share of the Company at the exercise price of
$8.00 per Common Share.   The A, B and C Warrants are exercisable for a
period of 48 months from the date of issue and are callable with 30 days
notice at a price of $.001 per warrant.   These distributions were made to
the owners of record of Common Shares on the books of the Company as of July 22, 1996.

Consulting Agreement.   On July 15, 1996, the Company entered into a
consulting agreement with Pratt, Wylce & Lords, Ltd. ("Pratt") to assist the Company in its capitalization and the obtainment of additional financing. The agreement was amended January 28, 1997 and subsequently canceled. The net payment to Pratt after amendment and termination of the consulting agreement
was $35,000 cash and 25,000 Common Shares.   Due to the date of the
consulting agreement, the Company distributed A, B and C Warrants to Pratt, however, Pratt disclaimed the A, B and C Warrants and these Warrants were then redistributed on a pro rata basis to the remaining shareholders.

Additionally, the Company entered into a consulting agreement with Gaming Venture Corp., U.S.A. (GVC) to assist the Company with the promotion of its
product and its Common Shares.   The original agreement with GVC was dated
July 8, 1996 and was amended on December 1, 1996 and again on February 1,
1997.   The contract began on July 8, 1996, and by amendment, will run
through July 7, 1998.   GVC received 200,000 shares of the Company,
$45,000 in cash and Options to acquire an additional 100,000 Common Shares. By action of the Company's Board of Directors, on April 30, 1997, the options were exchanged for D Warrants, which are included in this offering.

Loan Collateralized by Related Party.   On July 11, 1997, GVC placed $200,000
in a 200 day Certificate of Deposit with Bank West located at 3500 West
Sahara Avenue in Las Vegas, Nevada.   Bank West lent the Company up to the
full amount of GVC's CD and charge the Company an interest rate which is the rate of the CD plus 2%.

The Company agreed to pay GVC a payment equal to 8.5% of the total amount of the CD when the Company pays off the principal of the loan to Bank West.
The payment will be 8.5% of the principal of $200,000 or a total of $17,000. If the Company is unable to pay off the loan balance after the 200 day
period, half of the $17,000 payment must be paid to GVC.   GVC will then have
the option of renewing the CD and allowing the Company to continue with the loan or convert the principal balance of the loan into the Company's common
stock with registration rights.   If GVC elects to renew the CD, the same
terms from the first 200 day period will be in effect including a full 8.5%
of the principal being due when the loan is repaid.   The $8,500 which is due
after the first 200 day period will not be deducted from the 8.5% due when the loan is repaid if the CD is rolled over for another 200 day period.

Consulting Agreement with Related Party.   On February 1, 1997, the Company
entered into a consulting agreement with Gametek, and Steven Blad, an officer
of the Company.   Mr. Blad is a consultant to Gametek.  Pursuant to the
agreement, Mr. Blad shall, for two years commencing January 1, 1997, act as an officer of the Company and shall receive a base salary of $12,500 per
month.   Additionally, Mr. Blad shall receives a commission of 3.73% on the
Gross Margin received by the Company on its product sold through sales arranged and completed primarily by the efforts of Mr. Blad. Mr. Blad is also entitled to a one time licensing bonus of 10,000 Common Shares of the Company each time Mr. Blad successfully obtains a license from the Nevada Gaming Commission approving current products of the Company for use in the gaming industry. Mr. Blad is entitled to receive a bonus, payable on a quarterly basis and in an amount not to exceed $2,000 per month upon the Company achieving its goals as set by the Board of Directors, The bonus payable shall be reduced by the commissions received during the same period.

In addition to the base salary, commissions, licensing bonus and quarterly bonus stated above, the Mr. Blad shall receive "Stock Options" to purchase up to three hundred thousand (300,000) shares of the Company's common stock ("Shares") under the following terms and conditions:
        (i) Upon execution of the consulting agreement, the Consultant received the right to acquire up to one hundred thousand (100,000) Shares at One Dollar and Fifty Cents ($1.50) per Share.
        (ii) Upon the Consultant fulfilling his obligations and the Company reaching its goals for 1997, the Consultant shall have the right to acquire up to an additional one hundred thousand (100,000) Shares at One Dollar and
Fifty Cents ($1,50) per Share.   The determination of whether Mr. Blad
has met his obligations and the Company has reached its goals shall be made at the discretion of the President and Chief Executive Officer and approved
by the Company's Board of Directors.   Mr. Blad shall be entitled to a
meeting with the President and Chief Executive Officer during January 1998
to discuss the bonus to be paid hereunder, if any.   The Stock Options to be
issued shall be vested in the Consultant no later than January 31, 1998.
      (iii) Upon Mr. Blad fulfilling his obligations and the Company reaching its goals for 1998, Mr. Blad shall have the right to acquire up to an additional one hundred thousand (100,000) Shares at One Dollar and
Fifty Cents ($1,50) per Share.   The determination of whether Mr. Blad
has met his obligations and the Company has reached its goals shall be made at the discretion of the President and Chief Executive Officer and approved
by the Company's Board of Directors.   Mr. Blad shall be entitled to a
meeting with the President and Chief Executive Officer during January 1999
to discuss the bonus to be paid hereunder, if any.   The Stock Options to be
issued shall be vested in Mr. Blad no later than January 31, 1999.
       (iv)   The Stock Options must be exercised within Five (5) years from
the date Mr. Blad's rights are vested.   The Shares will be issued
within Thirty (30) days from when Mr. Blad notifies his intent to
exercise the options and tenders the purchase price to the Company.   The
Company offers no warranty as to the tradability of the Shares or as to whether such shares will be registered with the Securities and Exchange Commission.
        (v) If the Company is to be sold, a portion of the Stock Options not yet issued hereinabove shall vest in the Consultant thirty (30) days
prior to such sale.   The number of Stock Options to vest under this
subparagraph shall be determined pro rata based upon the number of Stock Options that Mr. Blad may be entitled to for the year and the number of months Mr. Blad was retained under the Agreement during this same year.
For example, if the Company was to be sold on April 1, 1998, Mr. Blad would have an additional twenty-five thousand Stock Options vest on March 1, 1998. [(100,000 stock options for 1998) x (3 months of consulting/12 months)].

The Company shall notify Mr. Blad in writing of (1) the impending sale,
(2) the right of Mr. Blad to exercise the Stock Options and (3) the
terms and conditions of the proposed sale of the Company.   For purposes
herein, the Company shall be deemed sold if substantially all of its assets are sold, including patents and goodwill, or the Company's stock is sold or transferred causing a change in the person or persons who currently have
majority control of the Company.   This Paragraph does not apply to transfers
of stock of the Company, (1) by an assignment to a revocable living trust in which the holder is and remains a trustee and a beneficiary, or (2) by reason
of death of the holder.   It is Mr. Blad's discretion to exercise the
Stock Options prior to the proposed sale.   Any Stock Options vested in this
subparagraph shall remain vested in Mr. Blad, whether or not they are exercised before the sale, under the terms of subparagraph (vi).

Related Party Transaction.    Steven Forte, who was a partner of Sines-Forte
partnership retains a 3% royalty interest in the gross margin earned from the sale of products covered by intellectual property rights which were exchanged
by the partnership for Common Shares of the Company.   Royalty amounts due
pursuant to the royalty interest amounted to $136 at December 31, 1996.

During the year ended December 31, 1996, Steven Forte, an officer and director, Randy Sines, a former director and Richard Huson, a principal shareholder of the Company made advances to the Company for working capital
purposes.   The balances payable by the Company aggregated $650,034 at
December 31, 1996.   No cash repayments have been made against the advances,
which are due on demand.  Mr. Huson made an addition advance in the amount of
$300,000 on January 15, 1996.   The advance was due on July 15, 1996.   The
advance was collateralized by partnership shares of Sharps equivalent to 700,000 Common Shares of the Company controlled by Steven and Cheryl Forte
and Randy Sines.   On October 1, 1996, Mr. Huson exercised his rights against the collateral and as a result, the collection rights to the advance plus accrued interest, which aggregated $320,168 at October 1, 1996, transferred
to the other officer/shareholders.   The advances accrue interest at between
9.5% and 14.5% per annum. One of the advances in the amount of $250,000 from Mr. Huson provides for repayment of the loan by December 31, 1997 or, upon default, at the option of the shareholder, by the issuance of the Company's common shares at a conversion rate of $.82 per share.

During September 1996, the Company entered into personal services agreements with two of its officers which provide for aggregate monthly compensation of up to $20,000 per month on a pro rata basis for time spent on Company related
business.   The agreements had a term of two years.

Amendment to Employment Agreement (Personal Service Agreement) and Covenant Not to Compete and Funding Agreements with Randy Sines. The Company and Randy Sines had previously entered into an Employment Agreement (Personal
Service Agreement) and Covenant Not to Compete dated March 31, 1996.   In
connection with the Employment Agreement, the parties entered into a Funding Agreement dated January 15, 1996 and Third Round Funding Agreement dated September 30, 1996. The Third Round Funding Agreement subordinated the $300,000 promissory note assigned to Cheryl Forte/Steve Forte and the Employee to the $500,000 promissory note, dated September 30, 1996, payable to Richard S. Huson. This subordination requires payments of $10,000 each to Employee and Cheryl Forte. The $300,000 promissory note was further subordinated by the agreement, dated July 8, 1997, to the $45,000 promissory note, dated July 8, 1997, payable to Richard S. Huson. (These agreements and their amendments are referred to as the "Funding Agreements").

Mr. Sines resigned as an officer, director and employee of the Company
effective August 27, 1997.    As a result of Mr. Sine's resignation, the
parties confirmed and modified each other's obligations under the Employment Agreement and Funding Agreements.

1. Assignment of Drop Slot and Anticipation Slot Concepts. Pursuant to a letter dated June 26, 1997, the Company attempted to transfer to Mr.
Sines all of the Company's right, title and interest in the Drop Slot and Anticipation Slot inventions/concepts for the sum of $15,000. Pursuant to the above referenced letter, the payment was reflected in a reduction of the debt owed to the Mr. Sines from the Company. The parties have raised questions surrounding the purported transfer and have agreed to restate and settle on the terms and conditions of the assignment as follows:

a. The Company assigned all of its right, title and interest to the Drop Slot and Anticipation Slot concepts to Mr. Sines.

b. The obligations owed by the Company to Mr. Sines contained in the Funding Agreements will be decreased by the sum of $5,000, not the $15,000 as previously agreed, in return for the assignment of the Royalty to the Company provided herein below.

c. Mr. Sines agreed to reduce the monetary obligations owed by the Company to him under the Funding Agreements to an interest rate at nine and one-half percent (9 1/2%) per annum, effective October 1, 1997 and to extend the due date of such obligations for a twelve (12) month period from this same date. If the obligations are not paid on or before September 30, 1998, the interest rate shall increase at such date to fourteen and one-half percent (14 1/2%) per annum. All other terms of the Funding Agreements, including the subordination provisions, remain unchanged.

d.   Mr. Sines agreed to pay to the Company a five percent (5%)
Royalty on the Net Revenue received by Mr. Sines, his heirs or assigns from the sale, development, or manufacture of the Drop Sot and Anticipation Slot concepts, including any derivatives or accessories pertaining thereto. The term "Net Revenue" is defined as gross cash (or equivalents) revenues received by Mr. Sines, his heirs or assigns from the sale, development, or manufacture of the Drop Slot and Anticipation Slot concepts minus the cost of goods sold for such products. In determining the cost of goods sold, Generally Accepted Accounting Principles shall be used. Mr. Sines shall remit the Royalty payments to the Company on a calendar quarter basis. The
Royalty payments due for each calendar quarter shall be paid within thirty
(30) days after the expiration of each quarter. Interest shall accrue at the rate of nine and one-half percent (9 1/2%) per annum on any Royalty payments that are not paid when due.

Mr. Sines will use prudent efforts to protect the intellectual and proprietary rights associated with the Drop Slot and Anticipation Slot concepts, including but not limited to, the procurement and the filing of patents, trade names or copyrights as may be applicable. Upon thirty (30) days written notice, Mr. Sines agreed to provide access to the Company or its auditors to review and audit Mr. Sine's books and records containing information pertinent to calculating the Royalty due the Company under this agreement.

The Company allowed Mr. Sine's termination to be effective August 27,
1997. Mr. Sines remains obligated under the terms and conditions of the Employment Agreement, as amended for those clauses which by their terms survive termination and consist only of the Non-Competition, Confidential Information, and Personal Property clauses. It is agreed and understood that the execution of the agreement is additional consideration from the parties for the amendment to the Non-Competition clause of the Employment Agreement as contained herein.

3.   Amendment.  The parties agreed to amend Paragraph 14, Non-
Competition, ("Non-Competition Clause") of the Employment Agreement to increase the term to three (3) years and to limit its scope as follows:

a. The Non-Competition Clause was amended to exclude from its restrictions the Drop Slot and Anticipation Slot inventions/concepts and any accessories or derivatives pertaining thereto. Mr. Sines is permitted to market, develop and sell the Drop Slot and Anticipation Slot concepts so long as such business actions are limited solely to such products and do not involve any other gaming product not otherwise excluded herein below.

b. It is understood and agreed by the parties that Mr. Sines will not be in violation of the Non-Competition Clause as amended herein for those activities that are limited to the invention and development of gaming products (not manufacturing or marketing), provided that such invention and development does not pertain to the Company's Current Products and Future Products defined herein below in sub-paragraph (d).

c. Mr. Sines shall only be required to abide by the terms of the Non-Competition Clause as it is currently written and as amended herein by Paragraph 3(a) and (3)(b) for a period of six (6) months, beginning as of August 27, 1997, with the exception of Paragraphs 3(d) and 3(e).

d. After the expiration of the six (6) month period stated above, Mr. Sines agreed to remain obligated under the terms of the Non-Competition Clause for an additional eighteen (18) months, but this restriction shall be limited solely to products that are substantially similar to the Company's current products (the "Current Products") and to the Company's future products referred to or described in the letter dated August 28, 1997, executed by Steve Forte.

e. After the expiration of the two (2) year period stated above in sub-paragraph (b) and (c), Mr. Sines agreed not to compete with the Company as defined in the Employment Agreement for an additional one (1) year period only as to such products that are substantially similar to the Future Products defined previously herein.


----------------------------------------------------------------
                   PRINCIPAL SHAREHOLDERS
----------------------------------------------------------------

There are currently 5,640,640 Common Shares outstanding. Assuming exercise of the 200,000 A Warrants, 200,000 B Warrants, 250,000 C Warrants and 593,000 options currently outstanding, there would be 6,983,640 Common Shares
outstanding on a fully diluted basis.   The following tabulates holdings of
shares of the Company by each person who, subject to the above, as of August 30, 1997, holds of record or is known by Management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Company individually and as a group.


                             Shareholdings at Date of
                               This Prospectus<F1>

                                                                                          Percentage of
                                                                                           Outstanding
                                                                                             Shares as
                                                                                             Adjusted
                                                                                            to Reflect
                                                           Percentage    Number of          Conclusion
                                       Number              Prior to   shares outstanding      of the
Name and Address	                  of Shares<F1><F4>      Offering    after offering       Offering


Richard S. Huson<F2>                   2,389,940            34.22        2,177,711            30.74%
121 S.W. Morrison
Suite 1400
Portland, Oregon 97204

Steve and Cheryl Forte<F3><F4>         1,906,849            27.30%        1,902,337            26.86%
315 San Francisco Street
Henderson, Nevada 89014


Randy D. Sines<F4><F5>                 1,861,727            27.30%        1,607,117            22.69%
4056 South Madelia
Spokane, Washington 99203

Sines-Forte Partnership	               1,508,249             21.60%       1,382,059            19.51%
315 Francisco Street
Henderson, Nevada 89014

Steven Blad <F6>                         110,000              1.58%         109,000             1.54%
286 Doe Run Circle
Henderson, Nevada 89012

Norman G. Kelln<F7>                      257,208              3.68%         245,846             3.47%
2031 S. Eastern Lane
Spokane, Washington 99212

Glen (Tom) Pickell                         7,000               .10%           6,300              .09%
115 NW Oregon Avenue, Suite 20
Bend, Oregon 97701

Jay L. King<F8>
4600 North Donna Street
North Las Vegas, Nevada 89031            100,000               1.43%        97,500              1.38%

David E. Sampson<F9>                     141,016               2.02%       136,925              1.93%
4009 - 205th Avenue N.E.
Woodinville, Washington 98072

All Officers and Directors	            2,522,073              36.11%     2,320,796             32.76%
as a Group (7 persons)

[FN]
<F1> Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract,
arrangement, understanding, relationship or otherwise.   Unless otherwise
indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.
<F2>  Includes 167,655 Common Shares which may be issued upon exercise of A,
B and C Warrants.
<F3>Includes 206,349 Common Shares which may be issued to Sine/Forte
Partnership upon exercise of the A, B and C Warrants 98,868 Common Shares which may be issued to Cheryl Forte upon exercise of the A, B and C Warrants, and 40,000 Common Shares which may be issued to Sines/Forte Partnership. Additionally, Steven Forte is a General Partners of Sines-Forte Partnership and would be deemed to be beneficial owners of the 1,2508,249 Common Shares shown above.
<F4>Former partners of Sharps International Limited Partnership.
<F5>Includes 206,349 Common Shares which may be issued to Sine/Forte
Partnership upon exercise of the A, B and C Warrants and 40,000 Common Shares which may be issued to Sines/Forte partnership. Additionally, Randy Sines is a General Partner of Sines-Forte Partnership and would be deemed to be beneficial owners of the 1,261,900 Common Shares shown above.
<F6>Includes 100,000 Common Shares which may be issued upon exercise of
100,000 options.
<F7>Includes 18,580 Common shares which may be issued upon exercise of the
Warrants and 125,000 Common Shares which may be issued upon exercise of 125,000 options.
<F8>Includes 75,000 Common Shares which may be issued upon exercise of 75,000 options.
<F9>Includes 5,061 Common Shares which may be issued upon exercise of the warrants and 95,000 Common Shares which may be issued upon exercise of 95,000 options.

This does not include 75,000 Common Shares reserved for issuance pursuant to
loan conversion options.   Additionally On September 24, 1996, Mr. Huson
agreed to loan up to $500,000 to the Company for a period not to exceed
December 31, 1997.   The note shall be secured by agreement of Randy Sines
and Cheryl Forte to provide Mr. Huson a minimum of 51% of the voting rights by pledging sufficient voting rights of their Common Shares in the Company until the note is paid in full and a total of $2.4 million is raised through all sources. See "Certain Transactions" for further discussion.


There are currently 200,000 A Warrants outstanding.   The following
tabulates holdings of A Warrants of the Company by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by Management to own beneficially more than 5.0% of the A Warrants and, in addition, by all directors and officers of the Company individually and as a group.

Name                          Total Number Of       %         Amount      %
                               A Warrants         Owned       Owned     Owned
                               Owned             Prior to     After     After
                                                 Offering    Offering  Offering

Tom Pickell                       0                 0%            0       0%

Jay L. King                       0                 0%            0       0%

Steven Blad                       0                 0%            0       0%

Norman G. Kelln               5,717              2.86%        5,717    2.86%

Sines/Forte Partnership<F1>  63,492             31.75%       63,492   31.75%

Cheryl Forte<F2>             30,421             15.21%       30,421   15.21%

David Sampson                 1,557               .78%        1,557     .78%

Randy Sines                  30,421             15.21%       30,421   15.21%

Richard Huson                51,586             25.79%       51,586   25.79%

All Officers and
   Directors
As a Group (6)              131,608             65.80%      131,608   65.80%

[FN]
<F1>Randy Sines and Steve Forte are General Partners of Sines-Forte
partnership and would be deemed to be beneficial owners of the 63,492 Class A Warrants shown above.
<F2>Steve Forte is married to Cheryl Forte and would be deemed to be a beneficial owners of the 30,421 Class A Warrants shown above.

There are currently 200,000 B Warrants outstanding.   The following
tabulates holdings of B Warrants of the Company by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by Management to own beneficially more than 5.0% of the B Warrants and, in addition, by all directors and officers of the Company individually and as a group.

Name                          Total Number Of       %         Amount      %
                               B Warrants         Owned       Owned     Owned
                               Owned             Prior to     After     After
                                                 Offering    Offering  Offering

Tom Pickell                      0                 0%            0       0%

Jay L. King                      0                 0%            0       0%

Steven Blad                      0                 0%            0       0%

Norman G. Kelln              5,717              2.86%        5,717    2.86%

Sines/Forte Partnership<F1> 63,492             31.75%       63,492   31.75%

Cheryl Forte<F2>            30,421             15.21%       30,421   15.21%

David Sampson                1,557               .78%        1,557     .78%

Randy Sines                 30,421             15.21%       30,421   15.21%

Richard Huson               51,586             25.79%       51,536   25.79%

All Officers and
   Directors
As a Group (7)              131,608             65.80%      131,608   65.80%

[FN]
<F1>Randy Sines and Steve Forte are General Partners of Sines-Forte
Partnership
and would be deemed to be beneficial owners of the 63,492 Class B Warrants shown above.
<F2>Steve Forte is married to Cheryl Forte and would be deemed to be a beneficial owners of the 30,421 Class B Warrants shown above.

There are currently 250,000 C Warrants outstanding.   The following
tabulates holdings of C Warrants of the Company by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by Management to own beneficially more than 5.0% of the C Warrants and, in addition, by all directors and officers of the Company individually and as a group.

Name                          Total Number Of       %         Amount      %
                               C Warrants         Owned       Owned     Owned
                               Owned             Prior to     After     After
                                                 Offering    Offering  Offering

Tom Pickell                      0                 0%            0       0%

Jay L. King                      0                 0%            0       0%

Steven Blad                      0                 0%            0       0%

Norman G. Kelln              7,146              2.86%        7,146    2.86%

Sines/Forte Partnership<F1> 79,365             31.75%       79,365   31.75%

Cheryl Forte<F2>            38,026             15,21%       38,026   15.21%

David Sampson                1,947               .78%        1,947     .78%

Randy Sines                 38,026             15.21%       38,026   15.21%

Richard Huson               64,483             25.79%       64,483   25.79%

All Officers and
   Directors
As a Group (6)             164,510             65.80%      164,510   65.80%

[FN]
<F1>Randy Sines and Steve Forte are General Partners of Sines-Forte
Partnership and would be deemed to be beneficial owners of the 79,365 Class C Warrants shown above.
<F2>Steve Forte is married to Cheryl Forte and would be deemed to be a beneficial owners of the 38,026 Class C Warrants shown above.

There are currently outstanding 200,000 D Warrants which were issued to Richard Huson, a majority shareholder of the Company (100,000 D Warrants) and Gaming Venture Corp., U.S.A., a consultant to the Company (100,000 D Warrants).

There are currently outstanding options to purchase 593,000 Common Shares of the Company. The following tabulates holdings of options of the Company by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by Management to own beneficially more than 5.0% of D Warrants and, in addition, by all directors and officers of the Company individually and as a group.

Name                          Total Number Of       %           Amount      %
                               Options            Owned         Owned     Owned
                               Owned             Prior to       After     After
                                                 Offering      Offering  Offering

Tom Pickell                        0                0%             0           0%

Jay L. King                   75,000            12.65%        75,000       12.65%

Steven Blad                  100,000            16.86%       100,000       16.86%

Sine/Forte Partnership<F1>    40,000             6.75%        40,000        6.75%

Steven Forte                       0                0%             0           0%

Randy Sines                        0                0%             0           0%

Norman Kelln                 125,000            21.08%       125,000       21.08%

David Sampson                 95,000            16.02%        95,000       16.02%

Donald Peterson              100,000            16.86%       100,000       16.86%

John Wasden                   45,000             7.59%        45,000        7.59%

All Officers and
   Directors
As a Group (7)               435,000             73.35%      435,000       73.35%

(1)Randy Sines and Steve Forte are General Partners of Sines-Forte Partnership and would be deemed to be beneficial owners of the 40,000 options shown above.

----------------------------------------------------------
           SHARES ELIGIBLE FOR FUTURE SALE
----------------------------------------------------------

The Company currently has 5,740,640 shares of Common Stock outstanding.
Other securities may be issued, in the future, in private transactions pursuant to an exemption from the Securities Act are "restricted securities" and may be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Rule 144 provides, in essence, that a person who has held restricted securities for a period of one years may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of the Company's outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of the Company may sell is not so limited.
Nonaffiliates may each sell without limitation shares held for three years. The Company will make application for the listing of its Shares in the over-the-counter market. Sales under Rule 144 may, in the future, depress the price of the Company's Shares in the over-the-counter market, should a market
develop.   Prior to this offering, there has been no public market for the
Common Stock of the Company.   The effect, if any, of a public trading market
or the availability of shares for sale at prevailing market prices cannot be
predicted.   Nevertheless, sales of substantial amounts of shares in the public market could adversely effect prevailing market prices.



----------------------------------------------------------
          MARKET FOR REGISTRANT'S COMMON EQUITY AND
                  RELATED	STOCKHOLDER MATTERS
----------------------------------------------------------

Prior to this Offering, there has been no market for the Company's common
stock.   Upon successful completion of this offering, the Company intends to apply to have its common stock traded in the over-the-counter market and listed on the OTC Bulletin Board.

Holders.   The approximate number of holders of record of the Company's
 .0010 par value common stock, as of May 31, 1997 was One Hundred (100).

Dividends.   Holders of the Company's common stock are entitled to
receive such dividends as may be declared by its Board of Directors.

Broker-Dealer Sales of Company Securities. " The Company intends to list its Common Shares, at least initially, on the OTC Bulletin Board and on NASDAQ Small Cap Market upon meeting the requirements for a NASDAQ listing, if ever. Upon completion of this offering, the Company will not meet the requirements
for a NASDAQ Small Cap Market listing.   The OTC Bulletin Board has no
quantitative written standards and is not connected with the NASD.    Until
the Company obtains a listing on the NASDAQ Small Cap Market, if ever, the Company's securities may be covered by a Rule 15g-9 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must furnish to all investors in penny stocks, a risk disclosure document required by Rule 15g-9 of the Securities Exchange Act of 1934, make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in penny stock, the broker or dealer must
(i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in penny stock are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in penny stock; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a
manually signed and dated copy of the written statement.   A penny stock
means any equity security other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; (iii) that has a price of five dollars or more or . . . . (iv) whose issuer has net tangible assets in excess of
$2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this Offering to sell their shares in the secondary
market.   See "Market for Registrant's Common Equity and Related Stockholder
Matters - Broker-Dealer Sales of Company's Securities."


----------------------------------------------------------
                       TERMS OF OFFERING
----------------------------------------------------------


Plan of Distribution.  The Company hereby offers up to 200,000 Common Shares
at the purchase price of $3.50 per Common Share.   The Common Shares are
being offered on a "direct participation" basis by the Company (employees, officers and directors) and possibly selected broker-dealers. The employees, officers and directors who shall sell the offering on behalf of the Company are Jay L. King, Steven Blad, Glen (Tom) Pickell, David Sampson and Norman Kelln. These individuals will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell the Company's securities.
No sales commission will be paid for Common Shares sold by the Company. Selected broker-dealers shall receive a sales commission of up to 10% for any Common Shares sold by them. The Company reserves the right to withdraw,
cancel or reject an offer in whole or in part.   The Common Shares offered
hereby will not be sold to insiders, control persons, or affiliates of the
Company.   There are no plans, proposals, arrangements or understandings with any potential sales agent with respect to participating in the distribution
of the Company's securities.   When, in the future, assuming such
participation develops, the registration statement will be amended to identify such persons.




The Company, through its officers and directors, will undertake a direct participation self-underwritten offering at the same time as the selling
shareholders will be selling their registered shares.   Officers and
directors of the Company are participating as selling shareholders. Current officers and directors do not plan on selling their Common Shares until the
Company's offer is fully subscribed.   The Company is not selling any Common
Shares on behalf of Selling Shareholders and has no control or affect on these Selling Shareholders.

The Selling Shareholders may sell the Common Shares offered hereby in one or more transactions (which may include "block" transactions in the over-the-counter market, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market
prices or at negotiated prices.   The Selling Shareholders may effect such
transactions by selling the Shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchaser(s) of the Common Shares for whom they my act as agent or to
whom they may sell as principals, or both.   The Selling Shareholders and
any agents, dealers or underwriters that act in connection with the sale of the Common Shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the Common Shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

The Company will receive no portion of the proceeds from the sale of the Common Shares by the selling shareholder and will bear all of the costs relating to the registration of this Offering (other than any fees and
expenses of counsel for the Selling Shareholders).   Any commissions,
discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the Common Shares will be borne by the Selling Shareholders.

Determination of Offering Price.   The offering price and other terms
of the Common Shares were arbitrarily determined by the Company after considering the total offering amount needed and the possible dilution to existing and new shareholders.

Offering Procedure.   This Offering will terminate on or before
January 31, 1998. In the Company's sole discretion, the offering of Common Shares may be extended for up to three Thirty day periods, but in no event later than April 30, 1998.

Subscription Procedure. The full amount of each subscription will be required to be paid with a check payable to the Company in the amount of the subscription. Such payments are to be remitted directly to the Company by the purchaser or by the soliciting broker/dealer before 12:00 noon, on the following business day, together with a list showing the names and addresses of the person subscribing for the offered Common Shares or copies of subscribers confirmations.

No Escrow Account.   There is no minimum offering amount and no escrow
account. As a result, any and all offering proceeds will be deposited directly into the operating account of the Company.

--------------------------------------------------------------
                 DESCRIPTION OF SECURITIES
--------------------------------------------------------------

Qualification. The following statements constitute brief summaries of the Company's Certificate of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Certificate of Incorporation and Bylaws.


The Company's articles of incorporation authorize it to issue up to
20,000,000 Common Shares.   Shares of common stock purchased in this offering
will be fully paid and non-assessable.   There are no provisions in the
Company's articles of incorporation or by-laws that would delay, defer or prevents a change-in-control of the Company.

Pursuant to Section 23B.19.040 of the Revised Code of Washington, a target corporation shall not engage in any significant business transaction for a period of five years following the acquiring person's share acquisition time unless the significant business transaction or the purchase of shares made by the acquiring person is approved prior to the acquiring person's share acquisition time by a majority of the members of the board of directors of
the target corporation.   Additionally, Section 23B.11.030 of the Revised
Code of Washington requires that shareholder approval be obtained to approve
any plan of merger or share exchange.   These provisions could delay, defer
or prevent a change-in-control of the Company.

Common Stock. There are presently outstanding 5,640,640 Common Shares. As a result, up to 5,740,640 Common Shares will be outstanding upon completion of this Offering. This does not include 75,000 Common Shares reserved for issuance pursuant to loan conversion options, 593,000 shares reserved for issuance to key employees and others pursuant to outstanding options and commitments.

Holders of Common Shares of the Company are entitled to cast one vote for
each share held at all shareholders meetings for all purposes.   There are no
cumulative voting rights. Upon liquidation or dissolution, each outstanding Common Share will be entitled to share equally in the assets of the Company legally available for distribution to shareholders after the payment of all debts and other liabilities. Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering. All outstanding Common Shares are, and the shares offered hereby will be when issued, fully paid and non-assessable.

There are no limitations or restrictions upon the rights of the Board of Directors to declare dividends out of any funds legally available therefor. The Company has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors initially may follow a policy of retaining earnings, if any, to finance the future growth of the Company. Accordingly, future dividends, if any, will depend upon, among other considerations, the Company's need for working capital and its financial conditions at the time.

Warrants.    In July, 1996, the Board of Directors authorized the
distribution of 200,000 A Warrants each exercisable into one Common Share of the Company at the exercise price of $4.00 per Common Share, 200,000 B Warrants each exercisable into one Common Share of the Company at the exercise price of $6.00 per Common Share and 250,000 C Warrants each exercisable into one Common Share of the Company at the exercise price of
$8.00 per Common Share.   The A, B and C Warrants are exercisable for a
period of four years from July, 1996 and are callable with 30 days
notice at a price of $.001 per warrant.   The Warrants have the same
expiration period, which the Board of Directors arbitrarily determined was sufficient in length to allow for the growth of the Company such that the Warrants could be deemed attractive to current Warrantholders for exercise. These distributions were be made to the owners of record of Common Shares on the books of the Company as of July 22, 1996.

In June 1997, the Company authorized the issuance of 200,000 Class D Warrants. The D Warrants are exercisable into one common share at the
purchase price of $1.50.   The D Warrants shall be exercisable for a period
of two years from January 31, 1997 and shall be redeemable by the Company at $.001 per D Warrant upon thirty days notice. To date, 100,000 Class D Warrants have been exercised.

The Company is registering the stock underlying its A, B, C and D Warrants on behalf of its selling security holders.

Transfer Agent. The Company acts as its own transfer agent.   Subsequent to
the offering, the Company shall retain a separate transfer agent.

-----------------------------------------------------------
  	                  LEGAL MATTERS
-----------------------------------------------------------

The due issuance of the Common Shares offered hereby will be opined upon for the Company by J. M. Walker, Attorney-At-Law, in which opinion Counsel will rely on the validity of the Certificate and Articles of Incorporation issued by the State of Washington, as amended and the representations by the management of the Company that appropriate action under Washington law has been taken by the Company.


--------------------------------------------------------
                          LEGAL PROCEEDINGS
--------------------------------------------------------

The Company is not involved in any legal proceedings as of the date of this Prospectus.

Steven L. Forte, a consultant to, and an employee and director of the Company, was convicted of a gambling-related third degree felony in New Jersey in 1990, and in 1982 pled guilty to a misdemeanor trespass charge arising from a gambling related charge emanating from Harrah's Casino in
Reno, Nevada.   Such convictions could affect the Company's ability to obtain approval for the licensing of the Company, if required, in any number of
prospective jurisdictions.   Were this to occur, Mr. Forte has agreed that he
and the Company would restructure Mr. Forte's relationship with the Company, and in particular, the terms of Mr. Forte's Personal Services Agreement with the Company, in order to conform to the gaming requirements of such jurisdictions.


--------------------------------------------------------
                              EXPERTS
--------------------------------------------------------

The audited financial statements included in this Prospectus have been so included in reliance on the report of Winter, Scheifley & Associates, Inc., P.C., Certified Public Accountants, on the authority of such firm as experts in auditing and accounting.

--------------------------------------------------------
        	               INTERESTS OF NAMED
                        EXPERTS AND COUNSEL
--------------------------------------------------------

None of the experts or counsel named in the Prospectus are affiliated with the Company.

Casinovations Incorporated
    (A Development Stage Company)
            Balance Sheet
            June 30, 1997
             (Unaudited)


               ASSETS
Current assets:
  Cash                                          $   161,998
  Accounts receivable, trade                          8,424
  Inventories                                           856
  Prepaid expenses                                    5,250
      Total current assets                          176,528

Property and equipment, at cost, net of
  accumulated depreciation of $4,326                 28,473

Intangible assets                                   148,066
Deferred interest expense                            93,000
Deposits                                             11,320
                                                -----------
                                                $   457,387
LIABILITIES AND STOCKHOLDERS' EQUITY            ===========

Current liabilities:
  Accounts payable                              $     36,180
  Accrued wages                                       24,181
  Current portion of long-term debt                   80,624
  Shareholder loans                                  621,404
                                                ------------
      Total current liabilities                      762,389



Stockholders' equity:
 Common stock, $.001 par value,
  20,000,000 shares authorized,
  5,563,638 shares issue and outstanding               5,564
 Additional paid-in capital                        3,328,251
 Unpaid subscriptions to common stock               (162,500)
 Accumulated deficit                              (3,476,317)
                                                ------------
                                                    (305,002)
                                                ------------
                                                $    457,387
                                                ============


See accompanying notes to financial statements.

                     Casinovations Incorporated
                     (A Development Stage Company)
                        Statements of Operations
                   Six Months Ended June 30, 1997 and 1996
                                 (Unaudited)

                                                                                 Period from
                                                                                  Inception
                                                                               (April 29, 1994)
                                                                                      to
                                                  June 30, 1997  June 30, 1996  June 30, 1997
Sales                                             $       632    $       113    $     3,367
Interest income                                         7,074             10          8,867
Other income                                           13,000           -            13,010
                                                  -----------    -----------    -----------
                                                       20,706            123         25,244
Other costs and expenses:

  General and administrative                          717,735        200,538      1,899,050
  General and administrative - related party          203,092          6,578        279,860
  Research and development                            171,814        175,134        878,770
                                                  -----------    -----------    -----------
                                                    1,092,641        382,250      3,057,680
                                                  -----------    -----------    -----------

Income (loss) from operations                      (1,071,935)      (382,127)    (3,032,436)

  Interest expense - related parties                  167,143        144,582        596,267
                                                  -----------    -----------    -----------

Income (loss) before income taxes                  (1,239,078)      (526,709)    (3,628,703)
Provision for income taxes                               -              -              -
                                                  -----------    -----------    -----------
Net income (loss)                                $ (1,239,078)  $   (526,700)  $ (3,628,703)
                                                 ============   ============   ============

Earnings (loss) per share:
 Net income (loss)                               $      (.23)   $      (.13)   $      (.95)
                                                 ============   ============   ============

 Weighted average shares outstanding                5,393,371      3,928,333      3,820,729
                                                 ============   ============   ============


See accompanying notes to financial statements.

          Casinovations Incorporated
           Statements of Cash Flows
        (A Development Stage Company)
    Six Months Ended June 30, 1997 and 1996
                 (Unaudited)

                                                                                     Inception
                                                                                   (April 29, 1994)
                                                                                         to
                                                   June 30, 1997   June 30, 1996   June 30, 1997
Net income (loss)                                   $(1,239,078)   $   (526,709)    $(3,628,703)
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
   Depreciation and amortization                         11,396           2,854          15,623
   Interest added to loan balances                       36,492                          74,137
   Stock issued for services                            309,999          45,000       1,085,499
   Stock issued for interest                             22,561                          22,561
   Equipment exchanged for services                                                       2,903
   Amortization of deferred interest                     93,000                         139,500
Changes in assets and liabilities:
    (Increase) decrease in accounts receivable           (5,591)           (100)         (8,424)
    (Increase) decrease in inventory                                                       (856)
    (Increase) decrease in prepaid expenses              (4,526)                         (5,250)
    (Increase) decrease in other assets                  (5,201)                        (11,320)
    Increase (decrease) in accounts payable and
        accrued expenses                               (150,842)        (15,050)         60,361

       Total adjustments                                307,288          32,704       1,374,734

  Net cash (used in)
   operating activities                                (931,790)       (495,655)     (2,253,969)

Cash flows from investing activities:
   Acquisition of plant and equipment                   (18,996)         (2,600)        (38,243)
   Increase in patents and trademarks                   (10,949)        (36,049)       (156,822)

Net cash (used in) investing activities                 (29,945)        (38,649)       (195,065)

Cash flows from financing activities:
   Common stock sold for cash                           600,010          45,000       1,535,069
   Capital contributions by partners                                                    402,950
   Proceeds from long-term debt                                                          72,000
   Repayment of shareholder loans                       (20,000)                        (40,000)
   Repayment of long-term debt                           (9,155)                         (9,155)
   Increase in amounts due officers and shareholder                      486,202         650,168
  Net cash provided by
   financing activities                                 570,855         531,202       2,611,032

Increase (decrease) in cash                            (390,880)         (1,452)        161,998
Cash and cash equivalents,
 beginning of period                                    552,878           1,452            -
Cash and cash equivalents,
 end of period                                     $    161,998      $     -         $  161,998





See accompanying notes to financial statements.

Casinovations Incorporated
(A Development Stage Company)
Notes to Financial Statements


Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions incorporated in Regulation 10-SB of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's financial statements for the year ended December 31, 1996, included elsewhere herein.

Loss per share was computed using the weighted average number of common shares outstanding.

Advances in the amount of $250,000 during October 1996 from the Company's major stockholder provides for repayment of the loan by December 31, 1997 or, upon default, at the option of the stockholder, by the issuance of the Company's common stock at a conversion rate of $.82 per share. The difference between this amount and the fair value of the stock ($1.50 per share) has been recorded as deferred interest on the Company's balance sheet with a corresponding credit to paid-in capital. The deferred interest is being amortized as interest expense through December 31, 1997. Unamortized interest amounted to $93,000 at June 30, 1997.

During the period ended June 30, 1997 the Company issued 400,000 shares of its common stock for cash aggregating $600,010. Additionally, the Company issued 135,000 shares of common stock to consultants and others for services valued at $202,500 ($1.50 per share) and issued 45,122 shares for the conversion of debt of $45,122 to related parties pursuant to conversion provisions included in the debt instruments. The difference between the conversion price for the debt ($1.00 per share) and the fair value of the shares issued ($1.50 per share) has been charged to interest expense. During June 1997, the Company issued 20,000 shares of its common stock for services provided by a consultant. The shares were valued at $3.50 per share as the timing of their issuance was considered to be contemporaneous with the Company's decision to offer its common stock to the public at that price. Additionally in June 1997, 100,000 Class D Warrants were issued to the Company's major shareholder at a conversion price of $1.50 per share. The difference between conversion price of the warrants and the assumed fair value of the stock amounted to $200,000 and has been charged to general and administrative expenses - related parties. An additional 100,000 Class D Warrants were issued to a consultant during this period, however, the warrants replaced options to purchase 100,000 shares of common stock at $1.50 per share that were granted to the consultant at a time when the fair value of the stock was equal to the option price. The Company has not recorded compensation expense with respect to the replacement warrants.

Certain of the shares issued to a consultant and an advertiser were for future services to be provided to the Company. The amounts attributable to unearned services have been accounted for as unpaid subscriptions to common stock in the accompanying balance sheet.

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders
Casinovations Incorporated
(A Development Stage Company)

We have audited the balance sheet of Casinovations Incorporated as of December 31, 1996, and the related statements of income, changes in stockholders' equity, and cash flows for each of the two years in the period then ended and for the period from inception (April 29, 1994) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Casinovations Incorporated as of December 31, 1996, and the results of its operations and cash flows for each of the two years in the period then ended and for the period from inception (April 29, 1994) to December 31, 1996, in conformity with generally accepted accounting principles.



                              Winter, Scheifley & Associates, P.C.
                              Certified Public Accountants

Englewood, Colorado
March 27, 1997
(Except for Note 7. For which
 the date is July 15, 1997)

               Casinovations Incorporated
             (A Development Stage Company)
                     Balance Sheet
                   December 31, 1996

                         ASSETS
                                                               1996
Current assets:
  Cash                                                   $   552,878
  Accounts receivable                                          2,833
  Inventory                                                      856
  Prepaid expenses                                               724
                                                         -----------
      Total current assets                                   557,291

Property and equipment, at cost, net of
 accumulated depreciation of $1,686                           12,117

Other assets:
 Patents and trademarks                                      145,873
 Deferred interest expense                                   186,000
 Other                                                         6,119
                                                         -----------
                                                             337,992
                                                         -----------
                                                         $   907,400
                                                          ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable, trade                               $    45,186
  Accounts payable - related parties                          61,666
  Accrued wages                                               91,950
  Accrued expenses                                            12,401
  Amounts due affiliates                                     650,034
                                                         -----------
      Total current liabilities                              861,237


  Long term debt                                              89,779
Commitments and contingencies (Note 5)

Stockholders' equity:
 Common stock, $.001 par value,
  20,000,000 shares authorized,
  4,963,510  issued and outstanding                            4,964
 Additional paid-in capital                                2,188,659
 (Deficit) accumulated during
  development stage                                       (2,237,239)
                                                         -----------
                                                             (43,616)
                                                         -----------
                                                         $   907,400
                                                          ==========


   See accompanying notes to financial statements.

            Casinovations Incorporated
          (A Development Stage Company)
             Statements of Operations
  For the Years Ended December 31, 1996 and 1995
And For the Period From Inception (April 29, 1994) to December 31, 1996

                                                                                         Period from
                                                                                          Inception
                                                                                       (April 29, 1994)
                                                                                       to December 31,
                                                         1996              1995              1996
                                                        ------            ------            ------

Revenues                                             $       2,450     $         285     $       2,735
Other income                                                 1,803                               1,803
                                                       -----------       -----------       -----------
                                                             4,253                28             4,538

Costs and expenses:
 General and administrative expenses                       977,827           133,315         1,521,815
 General and administrative expenses - related party        52,313            24,455            76,768
 Research and development - related party                  244,117           436,871           706,956
                                                       -----------       -----------       -----------
                                                         1,274,257           594,641         2,305,539

 Interest expense - related parties                        414,723            14,401            42,124
                                                       -----------       -----------       -----------
                                                           414,723            14,401            42,124

  Net (loss)                                         $  (1,684,727)    $    (608,757)     $ (2,343,125)
                                                       ===========       ===========       ===========

Earnings (loss) per share:
 Net income (loss)                                   $       (0.41)    $       (0.21)     $      (0.71)
                                                       ===========       ===========       ===========
 Weighted average shares outstanding                     4,133,909         2,867,165         3,306,649
                                                       ===========       ===========       ===========




 See accompanying notes to financial statements.

         Casinovations Incorporated
         (A Development Stage Company)
 Statement of Changes in Stockholders' Equity
For the Period From Inception (April 29, 1994) to December 31, 1996

                                                                                               Deficit
                                                                               Additional    Accumulated
                                                    Common         Stock        Paid -in    During Develop-
                   ACTIVITY                         Shares        Amount        Capital       ment Stage      Total
Capital contributed by partners                                  $             $  101,845   $              $  101,845

Net (loss) for the period                                                                       (96,141)      (96,141)
                                                   ----------    ----------    ----------    ----------    ----------
 Balance, December 31, 1994                                                       101,845       (96,141)        5,704

Issue shares to founders (September 1995)           3,775,000         3,775       297,330                     301,105

Issuance of stock in private sales:
 October 1995 at $1.00                                130,000            13       129,870                     130,000
  (less cost of offering)                                                          (7,206)                     (7,206)

Net (loss) for the year                                                                        (608,757)     (608,757)
Reclassification of partnership losses                                           (152,386)      152,386
                                                   ----------    ----------    ----------    ----------    ----------
 Balance, December 31, 1995                         3,905,000         3,905       369,453      (552,512)     (179,154)

Issuance of stock in private sales:
 March 1996 at $1.50                                   20,000            20        29,980                      30,000
 April 1996 at $1.50                                   10,000            10        14,990                      15,000
 July 1996 at $1.50                                    10,000            10        14,990                      15,000
 October 1996 at $1.50                                 36,000            36        53,964                      54,000
 November 1996 at $1.50                               302,400           302       453,298                     453,600
 December 1996 at $1.50                                63,110            63        94,602                      94,665

Issuance of stock for services:
 June 1996 at $1.50                                    30,000            30        44,970                      45,000
 October 1996 at $1.50                                 85,000            85       127,415                     127,500
 December 1996 at $1.50                               175,000           175       262,325                     262,500

Issuance of stock to related party
 for debt conversion - October 1996                   327,000           327       490,173                     490,500

Option granted to related party for                                               235,500                     232,500
 debt conversion

Net (loss) for the year                                                                      (1,684,727)   (1,684,727)
                                                   ----------    ----------    ----------    ----------    ----------
 Balance, December 31, 1996                         4,963,510    $    4,964   $ 2,188,659   $(2,237,239)  $   (43,616)
                                                   ==========    ==========    ==========    ==========    ==========

See accompanying notes to financial statements.

                 Casinovations Incorporated
               (A Development Stage Company)
                  Statements of Cash Flows
       For the Years Ended December 31, 1996 and 1995
And For the Period From Inception (April 29, 1994) to December 31, 1996

                                                                                     Period from
                                                                                       Inception
                                                                                   (April 29, 1994)
                                                                                    to December 31,
                                                         1996             1995           1996
                                                        ------           ------         ------
Net income (loss)                                   $ (1,684,727)    $   (608,757)  $  (2,343,125)
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Stock issued for services                             775,500                          700,500
   Interest added to loan balances                        23,245                           23,245
   Amortization of deferred interest                      46,500
   Equipment exchanged for services                        2,903                            2,903
   Depreciation and amortization                           2,553               73           4,227
  Changes in assets and liabilities:
   (Increase) in accounts receivable                      (2,833)                          (2,833)
   (Increase) in inventory                                                   (856)           (856)
   (Increase) in prepaid expenses                           (300)            (424)           (724)
   (Increase) in other assets                             (6,119)                          (6,119)
    Increase (decrease) in accounts payable              (73,330)         180,182         106,852
    Increase in accrued expenses                         104,351                          104,351
                                                     -----------      -----------     -----------
       Total adjustments                                 872,470          179,634         931,546
                                                     -----------      -----------     -----------
  Net cash provided by (used in)
   operating activities                                 (812,257)        (429,123)     (1,411,579)

Cash flows from investing activities:
   Acquisition of plant and equipment                    (12,969)                         (19,247)
   Increase patents and trademarks                       (65,781)         (67,909)       (145,873)
                                                     -----------      -----------     -----------
Net cash provided by (used in)
 investing activities                                    (78,750)         (67,909)       (165,120)

Cash flows from financing activities:
   Capital contributions by partners                                      301,105         402,950
   Common stock sold for cash                            812,265          122,794       1,010,059
   Increase in stockholder loans                         630,168           66,400         716,568
                                                     -----------      -----------     -----------
  Net cash provided by (used in)
   financing activities                                1,442,433          490,299       2,129,577
                                                     -----------      -----------     -----------
Increase (decrease) in cash                              551,426           (6,733)        552,878
Cash and cash equivalents,
 beginning of period                                       1,452            8,185            -
                                                     -----------      -----------     -----------
Cash and cash equivalents,
 end of period                                     $     552,878     $      1,452    $    552,878
                                                     ===========       ===========    ===========


Supplemental cash flow information:
   Cash paid for interest                         $        -         $       -        $     -
   Cash paid for income taxes                     $        -         $       -        $     -




      See accompanying notes to financial statements.

Casinovations Incorporated
Notes to Financial Statements
December 31, 1996 and 1995

Note 1. ORGANIZATION

The Company. was incorporated on September 20, 1995, in the State of Washington. The Company is in the business of developing and distributing products related to the gaming industry. The Company has not recorded significant revenues to date and is considered to be in its development stage. The Company's principal products are an electronic card shuffling device, a table game similar to the card game "blackjack" and playing cards designed to assist the dealer in the game of "blackjack". The Company is a continuation of a partnership known as Sharps International, (Sharps) which was formed in April 1994 and whose principal business activity was the development of an electronic card shuffler. Pursuant to a funding agreement dated January 15, 1996, the partners of Sharps received shares of the Company's common stock on a pro rata basis in exchange for their partnership interests. The assets and liabilities of Sharps have been carried forward at their historical basis. Additional shares were issued to partners of the Sines-Forte general partnership (Sines) in exchange for the assets of Sines. Such assets consisted of certain intellectual property rights for products which the Company plans to exploit. The transaction was accounted for as a reorganization of partnerships into corporate form. The foregoing financial statements present the operations of the Company and the partnerships from their inception. Values assigned to the acquired intellectual property rights are limited to professional fees paid for patents and trademarks. Sines retains a royalty interest in certain intellectual property transferred as described in Note 4.

SIGNIFICANT ACCOUNTING POLICIES

Estimates:
The preparation of the Company's financial statements requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

Fixed assets:
The Company depreciates its office equipment utilizing the straight line method over a period of five years. Depreciation expense amounted to $2,553 and $732 for the years ended December 31, 1996 and 1995, respectively.


Intangible assets
The Company has applied for patents for certain of its products.
Patent and trademark costs aggregating $145,873 will be amortized using the straight line method over a period of ten years beginning in 1997.

Organization costs aggregating $6,395 are amortized using the straight line method over a period of five years and are stated net of accumulated amortization of $1,279 at December 31, 1996.

Net loss per share:
The net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period. Common stock equivalents are excluded from the computation as their effect would be anti-dilutive.

Revenue recognition:
The Company recognizes revenue from the sale of its products upon shipment to the customer.

Cash and cash equivalents
Cash and cash equivalents consist of cash and other highly liquid debt instruments with a maturity of less than three months.

Fair value of financial instruments
The Company's short-term financial instruments consist of cash and cash equivalents, accounts and loans receivable, and payables and accruals. The carrying amounts of these financial instruments approximates fair value because of their short-term maturities. Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and accounts receivable, trade. During the year the Company maintained cash deposits at financial institutions in excess of the $100,000 limit covered by the Federal Deposit Insurance Corporation.

Stock-based Compensation
The Company adopted Statement of Financial Accounting Standard No. 123
(FAS 123), Accounting for Stock-Based Compensation beginning with the Company's first quarter of 1996. Upon adoption of FAS 123, the Company continued to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees, and has provided in Note 2 pro forma disclosures of the effect on net income and earnings per share as if the fair value-based method prescribed by FAS 123 had been applied in measuring compensation expense.

Note 2. Stockholders' EQUITY

During the periods covered by these financial statements the Company issued securities in reliance upon an exemption from registration with the Securities and Exchange Commission. Although the Company believes that the sales did not involve a public offering and that it did comply with the exemptions from registration, it could be liable for rescission of said sales if such exemption was found not to apply.

The Company has not received a request for rescission of shares nor does it believe that it is probable that its shareholders would pursue rescission nor prevail if such action were undertaken

At inception, (September 20, 1995) the Company issued 2,513,000 shares of its $.001 par value common stock to the partners of Sharps on a pro rata basis in exchange for their respective partnership interests and 1,262,000 shares to the partners of Sines for intellectual property rights as described in Note 1.

During October 1995 the Company sold 130,000 shares of its common stock to a limited group of investors for cash at $1.00 per share.

During July 1996 the Company entered into a one year consulting agreement with an entity whereby the entity would provide to the Company financial consulting services. Pursuant to the agreement the entity agreed to assist the Company in preparing a private placement memorandum to obtain equity financing of a minimum amount of $450,000 and to assist the Company in completing the offering.

In exchange for these services the Company agreed to pay $45,000 in cash and to issue 100,000 shares of its $.001 par value common stock valued at $150,000. The Company also granted the consultant an option to purchase 50,000 shares of common stock at $1.50 for a two year period. During February 1997, the Company issued an additional 100,000 shares and granted options to purchase an additional 50,000 shares of common stock at $1.50 to the consultant for a one year extension of the contract. The shares were valued at $150,000. Additionally, in 1996, the Company issued 75,000 shares of its $.001 par value common stock valued at $112,500 to other unrelated individuals for consulting services provided to the Company. These amounts have been included in general and administrative expenses in 1996 in the accompanying Statement of Operations.

During July 1996, the Company authorized the issuance of 200,000 each of A, B, and 250,000 of C stock purchase warrants exercisable as follows:

    $ 4.00 plus one A warrant for each share of common stock
    $ 6.00 plus one B warrant for each share of common stock
    $ 8.00 plus one C warrant for each share of common stock

The warrants are exercisable for a period of 48 months from the date of issue, and are callable with 30 days notice at a price of $.001 per warrant.

During March 1996 the Company began offering shares of its common stock at $1.50 per share pursuant to a private placement. Through December 31, 1996, the Company issued 441,510 shares of common stock to private investors for net cash proceeds aggregating $662,265.

Additionally during 1996 the Company issued an aggregate of 290,000 shares (including the consulting shares described above) to consultants and others. The shares were valued at fair value of $1.50 per share.

During June, 1996 the Company agreed to issue 327,000 shares of its common stock to its principal shareholder in exchange for conversion of $150,000 of cash advanced to the Company during 1996. The excess of the fair value of the stock at $1.50 per share over the loan amount was charged to interest expense - related parties.

The weighted average fair value at the date of grant for options granted during 1996 as described above was $.17 per option. The fair value of the options at the date of grant was estimated using the Black-Scholes model with assumptions as follows:

Market value              $1.50
Expected life                2
Interest rate             5.15%
Volatility                  10%
Dividend yield            0.00%

Stock based compensation costs would have reduced pretax income by $8,600 in 1996 ($.00 per share) if the fair value of the options granted during 1996 had been recognized as compensation expense.


Note 3. INCOME TAXES

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The deferred tax asset resulting from the operating loss carryforward described below has been fully reserved.

The Company currently has net operating loss carryforwards aggregating approximately $ 1,400 000 which expire beginning in 2010. The principal difference between the Company's book operating losses and income tax operating losses results from the issuance of common stock during 1996 for services and options to purchase common stock at less than fair market value in exchange for debt conversion rights.


Note 4. RELATED PARTY TRANSACTIONS

Certain officers of the Company who were partners of Sines retain a 3% royalty interest in the gross margin earned from the sale of products covered by the intellectual property described in Note 1. Royalty amounts due pursuant to the royalty interest amounted to $136 at December 31, 1996.

During the year ended December 31, 1996, certain officers and shareholders made advances to the Company for working capital purposes. The balances payable by the Company aggregated $650,034 at December 31, 1996, including accrued interest. No cash repayments have been made against the advances, which are due on demand (except as described below). An advance in the amount of $300,000 was made by a principal shareholder of the Company on January 15, 1996. The advance was due on July 15, 1996. The advance was collateralized by partnership shares of Sharps equivalent to 700,000 shares of the Company's common stock controlled by two other officer/shareholders. On October 1, 1996, the principal shareholder exercised his rights against the collateral and as a result, the collection rights to the advance plus accrued interest, which aggregated $320,168 at October 1, 1996, transferred to the other officer/shareholders. The advances accrue interest at between 9.5% and 14.5% per annum. One of the advances in the amount of $250,000 from the Company's major stockholder provides for repayment of the loan by December 31, 1997 or, upon default, at the option of the stockholder, by the issuance of the Company's common stock at a conversion rate of $.82 per share.

The difference between this amount and the fair value of the stock ($1.50) has been recorded as deferred interest on the Company's balance sheet with a corresponding credit to paid-in capital. The deferred interest is being amortized as interest expense through December 31, 1997. Additionally, the Company paid an aggregate of $24,455 in 1995 and $52,313 in 1996 to a company controlled by one of its officers for administrative services provided to the Company. At December 31, 1996, the Company had a balance due to this company of $1,882. The Company incurred research and development costs aggregating $244,117 and $436,871 during the years ended December 31, 1996 and 1995, respectively from a company controlled by a member of its board of directors, and had a balance due to this company of $59,784 at December 31, 1996.

During September, 1996 the Company entered into personal service agreements with two of its officers which provide for aggregate monthly compensation of up to $20,000 per month on a pro rata basis for time spent on Company related business. The agreements have a term of two years.

During February 1997, the Company entered into a consulting agreement with an officer which provides for monthly base salary of $12,500 and a commission of 3.73% of the gross margin on sales attributable to the officer. The agreement has a term of two years and provides for options to purchase up to 300,000 shares of the Company's common stock at $1.50 per share depending upon the achievement of certain corporate goals as approved by the board of directors.

Note 5. LONG-TERM DEBT

During 1995, the Company borrowed $72,000 from two individuals with interest payable at 15% per annum due January 2, 1998. Interest accrued through December 31, 1996 has been added to the loan amounts.


Note 6. COMMITMENTS AND CONTINGENCIES

During October, 1996 (amended March 26, 1997), the Company entered into a lease for office space for a thirty month period ending March 31, 1999 at a monthly rental of $2,694, including maintenance costs. Rent expense was $8,939 for the year ended December 31, 1996. The Company shared office space with the affiliated company discussed in
Note 4 prior to October 1996.

Future minimum rentals under the lease are as follows:

  1997: $32,328  1998: $32,328  1999: $8,082

The Company has granted joint exclusive licenses to two entities for marketing rights to one of its products which provide for royalty payments to the Company of $.04 and $.075 per unit sold. Amounts paid pursuant to the licenses have not been material.

The Company's primary business activity since its inception has been the completion of research and development for its electronic shuffling machine. Substantially all of the costs associated with this research and development have been paid to an unaffiliated engineering and design company. A prototype shuffling machine was delivered to the Company during 1996. The Company believes that it has fulfilled its contractual obligations to the design company and has retained the services of another company for refinements to the prototype and commencement of manufacture of the device. The Company's ability to complete its development stage and begin product sales is dependent upon the successful manufacture of its products.


Note 7. SUBSEQUENT EVENTS

Subsequent to December 31, 1996 (January 1, 1997 to July 15, 1997) the Company sold an additional 477,000 shares of its common stock pursuant to the private placement described in Note 2 for an aggregate of $715,010 and issued 127,500 shares to consultants for services valued at $191,250. Additionally, the Company issued Class D Warrants to purchase 100,000 shares of the Company's common stock for $1.50 per share to the Company's principal shareholder and converted options to purchase 100,000 shares of common stock at $1.50 per share previously granted to the consultant described in
Note 2 to Class D Warrants. The Class D Warrants have an exercise price of $1.50 per share and are exercisable after January 31, 1997 for a two year period.

During July 1997, the Company secured a $200,000 principal amount loan with a bank for a period of 200 days with interest accruing at 7.5% per year. The loan is collateralized by a certificate of deposit placed at the bank by the consultant described in Note 2. The Company has a collateral agreement with the consultant which provides for additional interest at 8.5 % per year on the full amount of the certificate of deposit. Should the Company be unable to repay the bank loan according to its terms, the consultant has the option of extending the collateral agreement under the same terms for an additional 200 day period or of accepting shares of the Company's common stock in payment of its obligations to the consultant for release of the collateral to the bank plus any accrued interest.

The number of shares of the Company's common stock to be paid to the consultant upon conversion will be determined based upon the average closing price of the stock for a five day period prior to the due date of the loan.

                             PART II
                INFORMATION NOT REQUIRED BY PROSPECTUS

Item 24.	Indemnification of Officers and Directors.

The By-Laws of the Company provides that a director of the registrant shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and
(c) pursuant to Canadian law for any transaction form which the director derived an improper personal benefit. Registrant's By-Laws exculpates and indemnifies the directors, officers, employees, and agents of the registrant from and against certain liabilities. Further the By-Laws also provides that the Registrant shall indemnify to the full extent permitted under Canadian law any director, officer employee or agent of Registrant who has served as a director, officer, employee or agent or the Registrant or, at the Registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING THE COMPANY
FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

Item 25.	Other Expenses of Issuance and Distribution.

Other expenses in connection with this offering which will be paid by Casinovations Incorporated (hereinafter in this Part II referred to as the "Company") are estimated to be substantially as follows:

                                                         	Amount
                                                         	Payable
Item	                                                   By Company
S.E.C. Registration Fees	                                  3,919.53
State Securities Laws (Blue Sky) Fees and Expenses	        3,500.00
Printing and Engraving Fees	                               7,500.00
Legal Fees	                                               15,000.00
Accounting Fees and Expenses	                              8,000.00
Transfer Agent's Fees	                                     1,500.00
Miscellaneous                                              2,500.00
                                                          ---------

Total                                                     41,919.53



Item 26.	Recent Sales of Unregistered Securities.

In September, 1995, the Company issued common shares to the partners of Sharps on a pro rata basis in exchange for their respective partnership
interests.   These issuances were made in reliance on Section 4(2) by
Registrant's management to sophisticated investors who had access to information on the Company necessary to make an informed investment decision.


Name                             Total Number
                                  of Shares      Date Issued

Stacy Haskins                      15,478            9/1/95
Martin Petri                       15,478            9/1/95
Michael Szeremeta                  15,477            9/1/95
Sines-Forte Partnership         1,261,900            9/1/95
Cheryl Forte                      254,610            9/1/95
Richard S. Huson                1,025,285            9/1/95
Leonard A. Hale                    15,478            9/1/95
David A. Krise                     61,910            9/1/95
Norman G. Kelln                   113,628            9/1/95
John F. Curran                     10,193            9/1/95
Randy D. Sines                    254,610            9/1/95
David E. Sampson                   40,955            9/1/95

During October, 1995, the Company issued 130,000 for cash consideration of $130,000. These issuances were made in reliance on Section 4(2) by Registrant's management to sophisticated investors who had access to information on the Company necessary to make an informed investment decision.

Name                             Total Number                      Cash
                                  of Shares      Date Issued    Consideration

Jay Willoughby                     50,000           10/6/95        $50,000
David Goldsmith                    50,000           10/6/95        $50,000
C. Culver Smith                    30,000          10/27/95        $30,000

From March 15, 1995 to January 28, 1997, the Company pursued a private placement at $1.50 per common shares and issued a total of 828,177 to the following individuals for aggregate cash consideration of $1,232,265.50. These issuances were made in compliance with Rule 505, Regulation D of the Securities Act of 1933 by Registrant's management, consultants and selected broker/dealers. No commissions or other remuneration was paid to anyone.
No general solicitation was utilized.   All of the investors were accredited
investors.   The determination of whether an investor was accredited or nonaccredited was based on the responses in the subscription agreement filled out by each investor.

Name                             Total Number                       Cash
                                  of Shares      Date Issued    Consideration

Don Ludwick                        20,000           3/26/96        $30,000
William Martin                     10,000           4/12/96        $15,000
Adam Chase                         10,000           7/11/96        $15,000
Adam W. Jaslow                     30,000          10/25/96        $45,000
Jennifer L. Jaslow                100,000          10/25/96       $150,000
John Horstmann                      6,000          10/25/96         $9,000
Richard S. Jaslow, IRA            100,000           11/1/97       $150,000
Lori K. Jaslow Trust               20,000           11/1/96        $30,000
Adam Jaslow Trust                  70,000           11/1/96       $105,000
John Plati                         20,000          11/12/96        $30,000
Doris Ljubicich                     3,400          11/12/96         $5,100
Joseph Hroncich                     3,000          11/12/96         $4,500
John S. Cole                        3,000          11/12/96         $4,500
Vito Bavaro                         3,000          11/12/96         $4,500
Lori K. Jaslow, Trust              80,000          11/14/96       $120,000
Kevo Plumbing & Heating            10,000          11/16/96        $20,000
Tami L. Dirienzo                    6,000          11/16/96         $9,000
Peter Jankowski                    10,000          11/16/96        $15,000
Renaldo C. Forcellati               3,000          11/16/96         $4,500
Frank Stein                         3,000          11/16/96         $4,500
Joan Carranza                       3,000          11/16/96         $4,500
Joseph Criscione Sr.                3,000          11/16/96         $4,500
Paul M. Reichenberg                 6,000          11/16/96         $9,000
Kathleen M. Mahaffey                3,000          11/16/96         $4,500
Balieri Associates                  3,000          11/16/96         $4,500
William S. Dean                     6,000           12/1/96         $9,000
Victor & Lana Woinski               3,000          12/11/96         $4,500
James J. & Sheila Criscione         3,000          12/11/96         $4,500
Catherine O'Connell                 3,400          12/11/96         $5,100
Joseph & Ida Dellaroba              3,000          12/11/96         $4,500
Mark R. Alleman                     3,000          12/11/96         $4,500
William Megnin                      3,400          12/11/96         $5,100
James P. Rose                       3,000          12/11/96         $4,500
Mark Megnin                         3,000          12/11/96         $4,500
Danial Morgan & Sara
   Andelina                         3,010          12/11/96         $4,515
Richard P. Keshishian               3,000          12/11/96         $4,500
Robert Jouas                        4,000          12/11/96         $6,000
David E. & Margaret Winkelman       3,000          12/11/96         $3,000
Carl & Birte Mainardi               3,400          12/11/96         $5,100
Mark Megnin & Helen Connor          3,400          12/11/96         $5,100
Paul S. & Renee Spiegler            6,500          12/11/96         $9,750
Diana Forcellati                    3,000          12/16/96         $4,500
Richard Napolitano                  3,000          12/11/96         $4,500
Jeremy B. & W. Stern               10,000            1/6/97        $15,000
Aldo R. Beretta 1993
  Family Trust                     10,000            1/6/97        $15,000
Dr. David Ade                      10,000            1/6/97        $15,000
Michael Schaeffer                  10,000            1/6/97        $15,000
Joseph & Julie Vaccaro              7,000            1/6/97        $10,500
George & Selma Spiegler             3,000            1/6/97         $4,500
Susan Jaslow                       50,000           1/27/97        $75,000
Maria Cunha IRA                     8,500           1/28/97        $12,750
Henry and John Horstmann            8,000           1/28/97        $12,000
Antonio Tommolillo                  3,000           1/28/97         $4,500
Salvatore LaCognata                 3,000           1/28/97         $4,500
Harry & Adele Conti                 3,000           1/28/97         $4,500
Nicola Attanasio                    5,000           1/28/97         $7,500
Lawrence Mendosa                    5,000           1/28/97         $7,500
Janet Ausiello                      5,000           1/28/97         $7,500
Michael Ausiello                    5,000           1/28/97         $7,500
Mark Malzberg                       6,000           1/28/97         $9,000
Laura Giostra                       6,700           1/28/97        $10,050
David Lupo                          3,000           1/28/97         $4,500
Peter O'Hare, Jr.                   4,000           1/28/97         $6,000


Giovanni Granata                    3,000           1/28/97         $4,500
Mario Tommolillo                    4,000           1/28/97         $6,000
Jeffrey Kerne                       6,000           1/28/97         $9,000
Gino Ramundo                        6,000           1/28/97         $9,000
Evelyn Alleman                      3,000           1/28/97         $3,000
Thelma Zube                         3,400           1/28/97         $5,100
Vincent & F. Ponte                  6,667           1/28/97        $10,000
Laura Giostra                       6,700           1/28/97        $10,050
Philip & Concetta Vincenti          6,800           1/28/97        $10,200
Andrew Lesnak                       3,400           1/28/97         $5,100
Susan Miller                        6,700           1/28/97        $10,050
Uphill c/o Paul Scott               9,400           1/28/97        $14,100
Martin Feldman                      3,400           1/28/97         $5,100
Mark DeLorenoz                      3,000           1/28/97         $4,500

On June 29, 1996, the Company issued 30,000 Common Shares to David Krise in exchange for patents valued at $45,000. This issuance was made in reliance on
Section 4(2) by Registrant's management to a sophisticated investor who had access to information on the Company necessary to make an informed investment decision.

In July, 1996, the Board of Directors authorized the distribution of 200,000 A Warrants each exercisable into one Common Share of the Company at the exercise price of $4.00 per Common Share, 200,000 B Warrants each exercisable into one Common Share of the Company at the exercise price of $6.00 per Common Share and 250,000 C Warrants each exercisable into one Common Share of
the Company at the exercise price of $8.00 per Common Share.   The A, B and C
Warrants are exercisable for a period of 48 months from the date of issue and
are callable with 30 days notice at a price of $.001 per warrant.   These
distributions were be made to the owners of record of Common Shares on the books of the Company as of July 22, 1996. These issuances were made in reliance on Section 4(2) by Registrant's management to sophisticated investors who had access to information on the Company necessary to make an informed investment decision.

During October, 1996, the Company issued 327,000 Common Shares to Richard Huson for the conversion of a loan and accrued interest amounting to $340,500. This issuance was made in reliance on Section 4(2) by Registrant's management to an accredited investor.

In the fourth quarter of 1996 and the first quarter of 1997, the Corporation issued an aggregate of 345,000 common shares to consultants who had access to information on the Company necessary to make an informed investment decision for services valued at $545,000 in the aggregate and officers and directors of the Corporation (Steven Blad, David Sampson and Jay L. King) pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.


Name                             Total Number                     Services
                                  of Shares      Date Issued      Valued At

Gaming Venture Corp.              100,000          12/28/96       $150,000
                                   50,000           2/20/97        $75,000
                                   50,000           2/28/97        $75,000
Pratt, Wylce & Lords               25,000           12/2/96        $37,500
                                    4,100           2/20/97         $6,150
Clinton Clark                      50,000           12/2/96        $75,000
                                   10,900           2/20/97        $16,350
Steven Blad                        10,000           2/20/97        $15,000
Micro Cap World, L.L.C.            10,000           2/20/97        $15,000
Jay L. King                        25,000          10/02/96        $37,500
David Sampson                      10,000          10/02/96        $15,000

Gaming Venture Corp. provides management and capital acquisition consulting. Pratt, Wylce & Lords provided management and capital acquisition consulting services.
Clinton Clark provided management and capital acquisition consulting services.
Micro Cap World, L.L.C. provided management consulting services
On March 31, 1997, the Corporation issued 45,122 Common Shares to Cheryl and Steve Forte for the conversion of a loan whose principal and interest amount was $45,122. This issuance was made in reliance on Section 4(2) by Registrant's management to sophisticated investors who had access to information on the Company necessary to make an informed investment decision.


During May and June, 1997, the Corporation issued the following Common Shares to sophisticated investors who had access to information on the Company necessary to make an informed investment decision for cash consideration or services pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933.

Name                             Total Number                       Cash
                                  of Shares      Date Issued    Consideration
(1)
                                                                or Services
                                                                 Valued At
(2)

Jayport Holdings, Inc. (BUI)       20,339            5/2/97        $30,509
<F1>
Glenn Fine                         30,000            6/5/97        $45,000
<F1>
Casino Journal of Nevada, Inc.     20,000            6/5/97        $30,<F2>
Robert Smith                        6,000           6/12/97
$9,000<F1>
John Wasden                         5,000           6/12/97         $7,500
<F1>
Althea Duggins                      1,000           6/12/97
$1,500<F1>
James Beard                         1,000           6/12/97         $1,500
<F1>

[FN]
<F1>These individuals or entities paid cash consideration.   Jayport
Holdings, Inc. is a nonaffiliate.
<F2>Casino Journal of Nevada, Inc. provided advertising services.   The
principal of Casino Journal of Nevada, Inc. is Glenn Fine.

In June 1997, the Company issued 100,000 Class D Warrants to Richard Huson, a majority shareholder of the Company and 100,000 D Warrants to Gaming Venture Corp., U.S.A., a consultant of the Company for services valued at $2,000.
Mr. Huson subsequently exercised all of his Class D Warrants in October, 1997.

These issuances were made in reliance on Section 4(2) by Registrant's management to Mr. Huson, an accredited investor and Gaming Venture Corp., U.S.A. a sophisticated investor who had access to information on the Company necessary to make an informed investment decision..

Item 27.	Exhibit Index.

(1)               Not Applicable
(2)               Not Applicable
(3)               Certificate of Incorporation incorporated by reference to
                  Form BS-2 filed on July 16, 1997, S.E.C. File Number 333-
                  31373
(3.1)             Amendment to Articles of Incorporation dated October 14,
                  1996 incorporated by reference to Form BS-2 filed on July
                  16, 1997, S.E.C. File Number 333-31373
(3.2)             Amendment to Articles of Incorporation dated February 18,
                  1997 incorporated by reference to Form BS-2 filed on July
                  16, 1997, S.E.C. File Number 333-31373
(3.3)             Bylaws incorporated by reference to Form BS-2 filed on July
                  16, 1997, S.E.C. File Number 333-31373
(4)               Specimen certificate for Common Stock incorporated by
                  reference to Form BS-2 filed on July 16, 1997, S.E.C. File
                  Number 333-31373
(4.1)             Specimen Warrant certificate incorporated by reference to
                  Form BS-2 filed on July 16, 1997, S.E.C. File Number 333-
                  31373
(5)               Consent and Opinion of Jody M. Walker regarding
                  legality of securities registered under this
                  Registration Statement and to the
                  references to such attorney in the Prospectus filed
                  as part of this Registration Statement
(6)               Not Applicable
(7)               Not Applicable
(8)               Not Applicable
(9)               Not Applicable
(10.1)            Consulting Agreement of GameTek and Steven J. Blad dated
                  February 1, 1997 incorporated by reference to Form BS-2
                  filed on July 16, 1997, S.E.C. File Number 333-31373
(10.2)            Consulting Agreement with Gaming Venture Corp., U.S.A.
                  dated July 8, 1996 incorporated by reference to Form BS-2
                  filed on July 16, 1997, S.E.C. File Number 333-31373
(10.3)            Exclusive Distributorship Agreement with Sodak Gaming, Inc.
                  dated April 23, 1997 incorporated by reference to Form BS-2 filed on July 16, 1997, S.E.C. File Number 333-31373
(10.4)            Exclusive Distributorship Agreement with RGB SDN BHD dated
                  February 19, 1997 incorporated by reference to Form BS-2
                  filed on July 16, 1997, S.E.C. File Number 333-31373
(10.5)            Exclusive Distributorship Agreement with B. Joel Rahn dated
                  June 1, 1997 incorporated by reference to Form BS-2 filed
                  on July 16, 1997, S.E.C. File Number 333-31373
(10.6)            Exclusive License Agreement with George C. Matteson Co.,
                  Inc. incorporated by reference to Form BS-2 filed on July
                  16, 1997, S.E.C. File Number 333-31373
(10.7)            License Agreement with United States Playing Card Company


(10.8)            Royalty Agreement with Sines/Forte Partnership dated June
                  15, 1996 incorporated by reference to Form BS-2 filed on
                  July 16, 1997, S.E.C. File Number 333-31373
(10.9)            Promissory Note with Richard Huson dated July 8, 1997
                  incorporated by reference to Form BS-2 filed on July 16,
                  1997, S.E.C. File Number 333-31373
(10.10)          Collateral Loan Agreement with Gaming Venture Corp., U.S.A.
(10.11)          Exclusive License Agreement with Technology Development
                  Center, LLC.
(11)              Not Applicable
(12)              Not Applicable
(13)              Not Applicable
(14)              Not Applicable
(15)              Not Applicable
(16)              Not Applicable
(17)              Not Applicable
(18)              Not Applicable
(19)              Not Applicable
(20)              Not Applicable
(21)              Not Applicable
(22)              Not Applicable
(23)              Not Applicable
(24)              Consent of Winter, Scheifley & Associates, P.C.
(25)              Not Applicable
(26)              Not Applicable
(27)              Financial Data Schedule
(28)              Not Applicable
(99)              Employment Agreement of Jay L. King	dated January 1, 1997
                  incorporated by reference to Form BS-2 filed on July 16,
                  1997, S.E.C. File Number 333-31373
(99.1)            Employment Agreement with Randy D. Sines dated March 31,
                  1996 incorporated by reference to Form BS-2 filed on July
                  16, 1997, S.E.C. File Number 333-31373
(99.2)            Employment Agreement with Steven L. Forte dated March 31,
                  1996 incorporated by reference to Form BS-2 filed on July
                  16, 1997, S.E.C. File Number 333-31373
(99.3)            Amendment to Employment Agreement (Personal Service
                  Agreement) and Covenant Not to Compete and Funding
                  Agreements dated September 8, 1997

Item 28.	Undertaking.

	The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(I) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the Registration Statement.

(iii) To include any additional or changed material information on the plan of distribution.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   Delivery of Certificates.

   The undersigned registrant hereby undertakes to provide to the Transfer Agent at the closing, certificates in such denominations and registered in such names as are required by the Transfer Agent to permit prompt delivery to each purchaser.

(c)   Indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in the Company's Articles of Incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                         SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada on the 29th the day of October, 1997.

                                       Casinovations, Inc.


                                        /s/Steven Blad
                                        --------------------------------
                                        By:, Steven Blad President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



Signature                               Capacity                   Date

/s/Glen (Tom) Pickell            Chief Executive Officer
-------------------                      Director              October 29, 1997


/s/Jay L. King                      controller/Director
-------------------             Principal Financial Officer    October 29, 1997


/s/Steven Forte                           Director             October 29, 1997
-------------------

/s/David Sampson                          Director             October 29, 1997
-------------------

/s/Norman Kelln                           Director             October 29, 1997
-------------------

